UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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JAKKS Pacific, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JAKKS PACIFIC, INC.

2951 28TH STREET

SANTA MONICA, CA 90405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2020

We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders of JAKKS Pacific, Inc. to be held on Friday, June 12, 2020 at 8:00 a.m. Pacific Time.

The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting live, submit questions and vote online. There is no physical location for the Annual Meeting. The Annual Meeting can be accessed by visiting https://viewproxy.com/JAKKS/2020/vm. The purpose of the Annual Meeting is to consider and act upon the following matters:

(1)	To elect five (5) directors to hold office for the terms described in this proxy statement.

(2)	To approve an Amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of our outstanding common stock in the ratio of 1-for-10.

(3)	To ratify the selection by the Board of Directors of the firm of BDO USA, LLP, as the Company’s independent auditors for the current fiscal year.

(4)	To conduct an advisory vote on executive compensation.

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on April 22, 2020 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

After careful consideration, our Board of Directors has approved each of the Proposals and has determined that each Proposal is advisable, fair and in the best interests of the Company and its stockholders. Accordingly, our Board of Directors recommends that stockholders vote “FOR” each of the proposals set forth in this proxy statement and “FOR” each of the nominees for director.

For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting. You may make a request by calling our corporate headquarters at (424) 268-9444 during regular business hours. If we determine that a physical in-person inspection is not practicable, such list of stockholders may be made available electronically, upon request. In addition, during the Annual Meeting, a live secure link will be provided to any stockholder of record virtually attending the Annual Meeting which will provide access to that list of stockholders.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

More information about the Company and the Proposals to be voted on at the Annual Meeting are contained in this proxy statement. The Company urges you to read this proxy statement carefully and in its entirety.

By Order of the Board of Directors,

Stephen G. Berman,

Secretary

Santa Monica, California

May __, 2020

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. IF YOU HAVE TELEPHONE OR INTERNET ACCESS, YOU MAY SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THIS PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

JAKKS PACIFIC, INC.

2951 28TH STREET

SANTA MONICA, CA 90405

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2020

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2020 Annual Meeting of Stockholders to be held on June 12, 2020, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

We have decided to hold a virtual meeting in light of concerns regarding the COVID-19 pandemic and because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Information on how to vote online while attending the Annual Meeting is discussed below.

The Annual Meeting will be conducted completely online via the internet and there is no physical location for the Annual Meeting. Stockholders may attend and participate in the Annual Meeting by visiting https://viewproxy.com/JAKKS/2020/vm. In order to participate in the Annual Meeting live via the Internet, you must register at https://viewproxy.com/JAKKS/2020/ by 8:59 p.m., Pacific/11:59 p.m. Eastern Time on June 10, 2020. If you are a registered holder, you must register using the Virtual Control Number included on your proxy card. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a Virtual Control Number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/JAKKS/2020/. Please allow ample time for online check-in, which will begin at 7:30 a.m., Pacific Time/10:30 a.m. Eastern Time, on June 12, 2020.

Voting Securities and Votes Required

At the close of business on April 22, 2020, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 35,548,049 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share. The holders of our Series A Senior Preferred Stock have the right to vote as a separate class on Proposal No. 2 (reverse stock split),and the requisite approval of the holders of the Series A Senior Preferred Stock is being separately sought by the Company through written consent, and therefore they will not participate in the Annual Meeting.

A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting for all matters to be voted on by the holders of our common stock. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter.

Proposal No. 1 (directors) - With respect to the election of directors, we amended our By-Laws to implement a majority of the votes cast voting standard for uncontested director elections, but allowing our Board of Directors (the “Board”) to nonetheless retain a director who does not receive a majority of the votes cast in the event it believes that would serve the best interests of the Company and its shareholders. This is popularly referred to as the “Intel” procedure named after Intel Corporation that first adopted such a process in 2006, and which process has been adopted by numerous Fortune 500 companies since then. What this means in practice is that if a director is not elected by a majority of the votes cast at the annual meeting, the director shall offer to tender his or her resignation to the Board. The Nominating Committee of the Board (the “Nominating Committee”) will then consider the matter and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action is to be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. Inasmuch as this year there is an uncontested slate of director nominations, this process will be implicated. The stockholders that are parties to the Voting Agreements (as defined below) have agreed to vote, in the aggregate, approximately 18,663,152 shares of our common stock, which represents approximately 52.5% of the total issued and outstanding common stock entitled to vote as of the record date in favor of the election of the New Independent Directors (as defined below). The vote of the stockholders party to the Voting Agreements is sufficient to elect the Class II Directors who are designated as New Independent Directors without further affirmative votes from the other stockholders. The Voting Agreements provide that any stockholder party thereto that fails to vote such stockholder’s shares of our common stock in accordance with the terms thereof grants us an irrevocable proxy and power of attorney to vote such shares. The Class III Directors were designated and identified in the Certificate of Designations for our preferred stock, par value $0.001, designated as “Series A Senior Preferred Stock” (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware in August 2019 in connection with our Recapitalization (defined below), for terms ending at the time of our annual meeting of stockholders in 2023. The requisite approval of the holders of the Series A Senior Preferred Stock of Proposal No. 2 (reverse stock split) is being separately sought by the Company through written consent.

Effective as of this Annual Meeting our Board is classified into three classes with staggered three-year terms, designated as follows:

●	Class I, comprised of two Common Directors (Stephen Berman and Zhao Xiaoqiang) with their terms expiring at the annual meeting of stockholders to be held in 2021;

●	Class II, comprised of three Common Directors (Carole Levine, Joshua Cascade and Alexander Shoghi), two of whom (Carole Levine and Joshua Cascade) shall be designated as the New Independent Common Directors, all with their terms expiring at the annual meeting of stockholders to be held in 2022; and

●	Class III, comprised of two Series A Preferred Directors (Andrew Axelrod and Matthew Winkler) with their terms expiring at the annual meeting of stockholders to be held in 2023.

Proposal No. 2 (reverse stock split) – With respect to the reverse stock split, under Delaware law, a reverse stock split is deemed to be an amendment of the Certificate of Incorporation. Accordingly, under Delaware law, the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote as of the record date for the Annual Meeting is required for the approval of Proposal 2. Pursuant to the terms of the Certificate of Designations, the affirmative vote of the holders of a majority of the outstanding shares of our Series A Senior Preferred Stock is also required for approval of the amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split of the issued and outstanding shares of our common stock. The requisite approval of the holders of the Series A Senior Preferred Stock is being solicited by the Company through written consent.

Proposal No. 3 (auditors) – With respect to the approval of the auditors, the affirmative vote of a majority of the votes cast on the matter is required for approval.

Proposal No. 4 (executive compensation) - With respect to approval of our executive compensation, while our Board and its Compensation Committee (the “Compensation Committee”) will carefully consider the outcome of the vote expressed by our stockholders when making future executive compensation decisions, the vote will not be binding upon them.  The Company will deem the affirmative vote of a majority of the votes cast to be approval.

Abstentions and Broker Non-Votes

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting will have no effect on Proposal 1 (election of directors), Proposal 3 (approval of auditors) or Proposal 4 (advisory approval of executive compensation). An abstention from voting will have the same effect as a vote “AGAINST” the approval of Proposal 2 (approval of reverse stock split).

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Each of Proposal No. 1 (election of directors), Proposal No. 2 (approval of reverse stock split) and Proposal No. 4 (advisory vote on executive competition) is a “non-routine” matter. A “broker non-vote” will have the same effect as an abstention as described above.

Virtual Meeting Protocols

How to Vote

If you are a stockholder of the Company and your shares of our common stock are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by the Company. If you are a stockholder of record of the Company, you may virtually attend the Annual Meeting and vote your shares in person, rather than signing and returning your proxy. If your shares of our common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you, together with a voting instruction card, by such bank, broker or other nominee. As the beneficial owner, you are also invited to virtually attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the Annual Meeting.

If you are a stockholder with shares registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., on the record date, you may vote online while virtually attending the Annual Meeting or vote by proxy by telephone by internet or by mail. Whether or not you plan to virtually attend the Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still virtually attend the Annual Meeting and vote in person even if you have already voted by proxy.

•       To vote online at the Annual Meeting. To vote online during the Annual Meeting, join the virtual Annual Meeting at www.viewproxy.com/JAKKS/2020/vm. You will then be prompted to enter the meeting password which you will receive when you register to attend the virtual Annual Meeting your unique control number (included on the Proxy card included herewith) and then follow the instructions in the Annual Meeting portal.

•       To vote by proxy by telephone. To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 8:59 p.m., Pacific/11:59 p.m. Eastern Time on June 11, 2020 to be counted.

•       To vote online not at the Annual Meeting. To vote through the Internet without attending the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Proxy Card. Your Internet vote must be received by 8:59 p.m., Pacific/11:59 p.m. Eastern Time on June 11, 2020 to be counted.

•       To vote by proxy by mail. You may submit your proxy by mail by completing and signing the enclosed proxy card and mailing it in the enclosed envelope. Provided your proxy card is received prior to the Annual Meeting your shares will be voted as you have instructed.

We provide Internet proxy voting to allow you to vote your shares online via proxy prior to the Annual Meeting, and Internet voting to allow you to vote your shares during the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. Since Proposal No. 1 (election of directors), Proposal No. 2 (reverse stock split) and Proposal No. 4 (advisory vote on executive compensation) are each considered “non-routine” matters, your broker will not be able to vote your shares of our common stock without specific instructions from you.

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Any stockholder of record voting by proxy has the right to revoke his, her or its proxy at any time before the polls close at the Annual Meeting by sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of the Company, by providing a duly executed proxy card bearing a later date than the proxy being revoked, or by virtually attending the Annual Meeting and voting in person. Attendance (virtually) alone at the Annual Meeting will not revoke a proxy. If a stockholder of the Company has instructed a broker to vote his, her or its shares of our common stock that are held in “street name,” the stockholder must follow directions received from his, her or its broker to change those instructions.

Participation

In order to virtually attend the Annual Meeting all shareholders will have to pre-register. If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you can register to virtually attend the Annual Meeting on the Internet by going to www.viewproxy.com/JAKKS/2020 and following the instructions.

If you hold your shares through an intermediary, such as a bank or broker, to register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 11:59 p.m. Pacific Time/2:59 a.m. Eastern Time, on June 10, 2020. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to virtualmeeting@viewproxy.com

By mail:

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments at the Annual Meeting. If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.viewproxy.com/JAKKS/2020/vm, entering the meeting password and your unique control number (included on the Notice of Internet Availability of Proxy Materials), and typing your question in the box in the Annual Meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, you can request assistance by email at virtualmeeting@viewproxy.com or call 1-866-612-8937. Technical support will be available starting at 7:00 a.m. Pacific Time/10:00 a.m. Eastern Time a.m. on June 12, 2020.

General Information

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "FOR" the election of the nominees to the Board and "FOR" each of the other proposals. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

A proxy may be revoked by the stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting online during the Annual Meeting.

We are mailing this Proxy Statement to our stockholders on or about May __, 2020, accompanied by our Annual Report on Form 10-K for our fiscal year ended December 31, 2019.

For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting. You may make a request by calling our corporate headquarters at (424) 268-9444 during regular business hours or go to virtualmeeting@viewproxy.com. In addition, during the Annual Meeting, that list of stockholders will be available for examination by any stockholder of record virtually attending the Annual Meeting via a live secure link.

Recapitalization

On August 7, 2019 , the Company, certain of the Company’s affiliates and subsidiaries, certain holders of the Company’s 4.875% Convertible Senior Notes due 2020 (the “2020 Notes” and, such holders, the “Investor Parties”), and Oasis Investments II Master Fund Ltd. (“Oasis”), in its capacity as holder of 2020 Notes and of the Company’s 3.25% Convertible Senior Notes (the “Oasis Notes”), entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which, on August 9, 2019, the parties thereto consummated certain transactions relating to the restructuring, refinancing and recapitalization of the Company (the “Recapitalization”).

The Recapitalization included, among other things: (i) an investment by the Investor Parties of $30,000,000 in cash and the cancellation of $103,845,000 aggregate principal amount of 2020 Notes held by the Investor Parties for shares of our common stock, shares of our preferred stock and a new term loan; (ii) the amendment and restatement of the existing $29,550,000 aggregate principal amount of convertible notes held by Oasis, and the cancellation of $7,250,000 aggregate principal amount of 2020 Notes held by Oasis, in each case, for the New Oasis Notes; (iii) the amendment and restatement of the Company’s existing asset-based revolving credit agreement, including to extend the maturity thereof; (iv) the repayment in full of the Company’s existing term loan; (v) the adoption by our Board, and the filing with the Secretary of State of the State of Delaware, of the Certificate of Designations for our preferred stock, par value $0.001, designated as “Series A Senior Preferred Stock”; (vi) the adoption by our Board of (A) the Second Amended and Restated By-laws of the Company (the “Second Amended and Restated By-laws”) and (B) the Amended and Restated Charter of the Nominating Committee (the “Nominating Committee Charter”); (vii) the reconstitution of our Board, including the grant of certain board representation rights to the Investor Parties on the terms set forth in the Certificate of Designations and the Second Amended and Restated By-laws; and (viii) the entry into Voting Agreements (as defined below) by the Company and the other parties thereto.

In connection with the Recapitalization, the Company entered into voting agreements with each of (i) Hong Kong Meisheng Cultural Company Limited, (ii) certain of the Investor Parties, (iii) Oasis, (iv) certain current and former directors and officers of the Company beneficially owning shares of our common stock and (v) certain additional stockholders (each, a “Voting Agreement” and collectively, the “Voting Agreements”). Our common stock beneficially owned by the stockholders subject to the Voting Agreements constitutes, as of the record date, approximately 52.5% of our total issued and outstanding common stock.

Pursuant to the terms of the Voting Agreements, each stockholder party to a Voting Agreement has agreed to, among other things, vote such stockholder’s shares of common stock as follows: (i) to amend our Amended and Restated Certificate of Incorporation to classify our Board of Directors into three classes, designated Class I, Class II and Class III, with staggered three-year terms, with Class I comprised of two Common Directors (with their terms expiring at the annual meeting of stockholders to be held in 2021), Class II comprised of three Common Directors, two of whom shall be the New Independent Common Directors (with their terms expiring at the annual meeting of stockholders to be held in 2022), and Class III comprised of two Series A Preferred Directors (with their terms expiring at the annual meeting of stockholders to be held in 2023), such classification to be effective as of the date of this Annual Meeting; and (ii) to cause the election to our Board of any New Independent Common Director nominee selected by the Nominating Committee in accordance with the Nominating Committee’s Charter. Subject to exceptions that would permit earlier termination of the Voting Agreements, each of the Voting Agreements will terminate on the date upon which no shares of Series A Senior Preferred Stock remain outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of May 1, 2020 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)(2)	Amount and Nature of Beneficial Ownership (3)		Percent of Outstanding Shares (4)
ATGAMES of America Inc.	2,500,676	(5)	7.0%
Oasis Management Company Ltd.	1,851,175	(6)	5.1
Renaissance Technologies LLC	2,164,680	(7)	6.1
Hong Kong Meisheng Cultural Company Limited	5,239,538	(8)	14.7
Stephen G. Berman	4,772,693	(9)	13.4
John L. Kimble	-	(10)	*
John J. McGrath	1,389,392	(11)	3.9
Alexander Shoghi	125,633	(12)	*
Zhao Xiaoqiang	96,285	(13)	*
Andrew Axelrod	-	(14)	-
Matthew Winkler	-		-
Joshua Cascade	-		-
Carole Levine	-		-
All Directors and executive officers as a group (9 persons)	6,384,003	(15)	18.0

*	Less than 1% of our outstanding shares.

(1)	Unless otherwise indicated, such person’s address is c/o JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, California 90405.
(2)	The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after March 1, 2020. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such shares.
(4)	Does not include, unless noted otherwise, any shares of common stock issuable upon the conversion of any outstanding convertible senior notes or Restricted Stock Units (“RSUs”).
(5)	The address of ATGAMES of America Inc. is 2228 East Maple Avenue, El Segundo, CA 90245. Possesses shared voting and dispositive power of such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on January 16, 2020.
(6)	The address of Oasis Management Company Ltd. is c/o Oasis Management (Hong Kong) LLC, 21/F Man Yee Building, 68 Des Voeux Road, Central, Hong Kong. Possesses shared voting and dispositive power of such shares. Note that 752,269 of such shares underlie convertible senior notes. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13D/A filed on May 16, 2019.
(7)	The address of Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 13, 2020.
(8)	The address of Hong Kong Meisheng Culture Company Ltd is Room 1901, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong. Zhao Xiaoqiang, executive director of this entity, is a director of the Company. Possesses shared voting and dispositive power with respect to all of such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13D/A filed on January 26, 2018.
(9)	Does not include 528,156 shares of common stock issued on January 1, 2020 pursuant to the terms of Mr. Berman’s January 1, 2003 Employment Agreement (as amended to date) which shares will be subject to the terms of a Restricted Stock Award Agreement with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to some or all of such 528,156 shares unless certain conditions precedent are met, as described in the Berman Agreement, whereupon the forfeited shares will become authorized but unissued shares of our common stock. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.
(10)	Does not include 591,737 shares underlying currently unvested restricted stock units (“RSUs”) issued November 20, 2019 which will vest pursuant to the terms of Mr. Kimble’s November 18, 2019 Employment Agreement, which RSUs are further subject to the terms of our November 20, 2019 Restricted Stock Unit Award Agreement with Mr. Kimble. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.
(11)	Does not include 176,052 shares of common stock issued on January 1, 2020 pursuant to the terms of Mr. McGrath’s March 4, 2010 Employment Agreement (as amended to date) which shares will be subject to the terms of a Restricted Stock Award Agreement with Mr. McGrath (the “McGrath Agreement”). The McGrath Agreement provides that Mr. McGrath will forfeit his rights to some or all of such 176,052 shares unless certain conditions precedent are met, as described in the McGrath Agreement, whereupon the forfeited shares will become authorized but unissued shares of our common stock. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors.
(12)	Consists of 125,633 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan (the “2002 Plan”). Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors. Does not include the 1,851,175 shares (including shares underlying convertible senior notes) owned by Oasis Management Company Ltd. reported above, of which entity Alex Shoghi is a portfolio manager.
(13)	Consists of 96,285 shares of common stock issued pursuant to our 2002 Plan. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company's Board of Directors. Does not include the 5,239,538 shares owned by Hong Kong Meisheng Cultural Company Limited reported above, of which entity Zhao Xiaoqiang is executive director.
(14)	Does not include 1,141,235 shares of common stock and 38,997 shares of preferred stock owned by entities controlled, directly or indirectly, by Mr. Axelrod.
(15)	Does not Include any shares underlying RSUs. Does not include the 5,239,538 shares owned by Hong Kong Meisheng Cultural Company Limited reported above, of which entity Zhao Xiaoqiang is executive director, or the 1,851,175 shares reported above as owned by Oasis Management Company Ltd, of which entity Alex Shoghi is a portfolio manager.

ELECTION OF DIRECTORS

(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the five nominees named below, unless you determine to vote against the election of any or all of the nominees by marking the proxy to that effect. All of the nominees currently serve as our directors and have indicated their willingness to continue to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management, in accordance with the terms of the Second Amended and Restated By-laws and the Nominating Committee Charter. Each director will be elected to hold office for the terms described below or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

In November 2019, our stockholders approved the Company’s Amended and Restated Certificate of Incorporation, which divided the Board of Directors into three classes, as nearly equal in number as possible with one class standing for election each year for a three-year term. However, inasmuch as this is the first year we are electing directors pursuant to a class system, directors in Class I will be elected to a one-year term and directors in Class II will be elected to a two-year term. The directors in Class III were designated and identified in the Certificate of Designations with their initial terms expiring at the annual meeting of our stockholders to be held in 2023, and thereafter the directors in Class III will be elected to a three–year term solely by the holders of our Series A Senior Preferred Stock and the common stockholders have no right to vote with respect to the election of such Class III directors. At each Annual Meeting of Stockholders following this one, the successors of the class of directors whose term expires shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

Pursuant to our Second Amended and Restated By-laws, vacancies on our Board of Directors may only be filled as follows: (i) any vacancy in our Board of Directors relating to a Common Director (Messrs. Berman, Zhao and Shoghi) may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director; (ii) any vacancy in our Board of Directors relating to a New Independent Common Director (Ms. Levine and Mr. Cascade) may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director, in each case, solely in accordance with the recommendation of the Nominating Committee, with an individual selected by the Nominating Committee from the Preapproved List (as defined in the Nominating Committee Charter); and (iii) any vacancy in our Board of Directors relating to a Series A Preferred Director (Messrs. Axelrod and Winkler) may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director, in each case, solely with an individual selected by the Required Preferred Holders (as defined in the Nominating Committee Charter). Any such director elected in accordance with our Second Amended and Restated By-laws to fill a vacancy on our Board of Directors will serve in accordance with our Second Amended and Restated By-laws until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified or until his or her earlier death, disability, retirement, resignation or removal.

Nominees

Set forth below for each nominee as director is the nominee’s name, age, and position with us, the Committee of the Board upon which he or she currently sits, his or her principal occupation and business experience during at least the past five years and the date of the commencement of his or her term as a director.

Name	Age	Position with the Company	Board Committee Membership
Stephen G. Berman	55	Chief Executive Officer, Chairman, President, Secretary and Director	-
Alexander Shoghi	38	Director	Audit (Chair), Compensation
Zhao Xiaoqiang	52	Director	-
Joshua Cascade	46	Director	Nominating/Governance
Carole Levine	62	Director	Audit

Class I Directors – Term expiring at 2021 Annual Meeting

Stephen G. Berman has been our Chief Operating Officer (until August 23, 2011) and Secretary and one of our Directors since co-founding JAKKS in January 1995. From February 17, 2009 through March 31, 2010 he was also our Co-Chief Executive Officer and has been our Chief Executive Officer since April 1, 2010. Since January 1, 1999, he has also served as our President, and since October 23, 2015 he has also served as our Chairman. From the Company’s inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

Alexander Shoghi has been a Director since December 18, 2015. Mr. Shoghi is a Portfolio Manager at Oasis Management, a private investment management firm headquartered in Hong Kong. Mr. Shoghi joined Oasis in 2005, first based in Hong Kong, and subsequently relocating to the U.S. as the founder and manager of Oasis Capital in Austin, Texas in early 2012. From 2004 to 2005, Mr. Shoghi worked at Lehman Brothers in New York City. Mr. Shoghi holds a Bachelor of Science of Business Administration in Finance and International Business degree from Georgetown University.

Zhao Xiaoqiang has been a Director since April 27, 2017. Since 2002 Mr. Zhao has been the Chairman of Meisheng Holding Co., a private holding company selling cultural products, and since 2007 he has been the Chairman of Meisheng Culture & Creative Corp. Ltd., a public company (listed on the Shenzhen Stock Exchange in 2012) with 23 subsidiaries in the areas of manufacturing, animation, games, movies, online video, stage performance art, e-commerce and overseas investments. Mr. Zhao is also a director of two of the Company’s subsidiaries, JAKKS Meisheng Animation (H.K.) Limited and JAKKS Meisheng Trading (Shanghai) Limited. Mr. Zhao holds an EMBA from Zhejiang University.

Class II Directors – Term expiring at 2022 Annual Meeting

Joshua Cascade is a private equity investor with over two decades of private equity experience. From 2014 to 2018 he was a Managing Partner at Wellspring Capital Management, an American private equity firm focused on leveraged buyout investments in middle-market companies, where he previously served as a Partner from 2007 to 2014 and a Principal from 2002 to 2006. As a Managing Partner, he was one of five individuals responsible for firm management. From 1998 to 2002, he was an associate at Odyssey Investment Partners. From 1994 to 1998 he was an Analyst (1994-1996) and an Associate (1996-1998) at The Blackstone Group. Mr. Cascade also teaches a course on leveraged buyouts at Yale School of Management and University of Michigan, Ross School of Business and is a frequent MBA lecturer at numerous institutions. Mr. Cascade graduated with highest distinction from the University of Michigan, Ann Arbor, with a Bachelor of Arts degree in Business Administration.

Carole Levine is currently a Consumer Products Marketing & Sales Consultant, where she works with clients in a range of industries, including toy manufacturing, entertainment, and food and beverage. From 1994 to 2017, she held a number of positions at Mattel, Inc., an American multinational toy manufacturing company, including Vice President, Sales, Mattel & Fisher-Price Emerging Channels (from 2005 to 2012), Vice President, Global Marketing (from 2012 to 2015), Vice President, Interim General Manager, RoseArt (from 2015 to 2017) and Vice President, Retail Business Development - Mattel Consumer Products (from 2015 to 2017). She has also been the Co-Chairman of the Children Affected by AIDS Foundation, Los Angeles for over 10 years and a member of the Licensing Industry Marketing Association. She holds a Bachelor of Arts degree in Sociology from the University of Colorado, Boulder and participated in the Accelerated Executive Marketing Program at Northwestern University’s Kellogg School of Business.

Class III Directors – (not nominees at this Annual Meeting) - Term expiring at 2023 Annual Meeting

Andrew Axelrod, age 36, is the Managing Partner and Portfolio Manager of Axar Capital Management LP, an investment management firm that he founded in April 2015. Before founding Axar Capital Management, Mr. Axelrod worked at Mount Kellett Capital Management LP, a private equity investment firm, from 2009 to 2014. At Mount Kellett Capital Management, he was promoted to Co-Head of North America Investments in 2011 and became a Partner in 2013. Prior to joining Mount Kellett Capital Management, Mr. Axelrod worked at Kohlberg Kravis Roberts & Co. L.P. from 2007 to 2008 and The Goldman Sachs Group, Inc. from 2005 to 2006. Mr. Axelrod has served as chairman of the board of directors of Livestyle Holdings LLC since December 2016, Terra Capital Partners since February 2018 and StoneMor Partners LP (NYSE: STON) since June 2019. Mr. Axelrod graduated magna cum laude from Duke University with a Bachelor of Science degree in Economics. Mr. Axelrod is Chair of the Compensation Committee and is also a member of the Nominating and Governance Committee.

Matthew Winkler, age 39, is currently a Managing Director at Benefit Street Partners (“BSP”), a leading credit-focused alternative asset management firm with approximately $27 billion in assets under management. BSP is a wholly owned subsidiary of Franklin Resources, Inc. that, together with its various subsidiaries, operates as Franklin Templeton. Mr. Winkler joined Benefit Street Partners in July 2014. Prior thereto, from November 2009 to March 2014, he worked in the Special Assets Group at Goldman Sachs. From July 2003 to November 2009, Mr. Winkler held analyst positions at different firms, focusing on areas such as special situations, distressed debt, and mergers and acquisitions. He holds a Bachelor of Arts in Public and Private Sector Organization from Brown University. Mr. Winkler is Chair of the Nominating and Governance Committee and is also a member of the Audit and Compensation Committees.

Qualifications for All Directors

In considering potential candidates for election to the Board, and subject to the exclusive right of holders of Series A Senior Preferred Stock to elect the Class III Directors and the terms of our Second Amended and Restated By-laws and the Nominating Committee Charter, the Nominating Committee observes the following guidelines, among other considerations: (i) the Board must include a majority of independent directors; (ii) each candidate shall be selected without regard to age, sex, race, religion or national origin; (iii) each candidate should have the highest level of personal and professional ethics and integrity and have the ability to work well with others; (iv) each candidate should only be involved in activities or interests that do not conflict or interfere with the proper performance of the responsibilities of a director; (v) each candidate should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (vi) each candidate should have sufficient time available, and a willingness to devote the necessary time, to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at board and committee meetings and advance review of board and committee materials. The Chief Executive Officer will then interview such candidate. The Nominating Committee then determines whether to recommend to the Board that a candidate be nominated for approval by the Company’s stockholders. The manner in which the Nominating Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a stockholder of the Company. With respect to nominating existing directors, the Nominating Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications and overall contributions to the Company.

In addition, effective as of August 9, 2019, the Nominating Committee Charter provides, among other things, that (i) the Nominating Committee has exclusive authority, on the terms set forth therein, to select nominees to stand for election as the New Independent Common Directors and persons to fill vacancies in the New Independent Common Directors; (ii) that the Nominating Committee will continue to nominate Mr. Cascade and Ms. Levine until no shares of Series A Senior Preferred Stock are outstanding or their earlier death, disability, retirement, resignation or removal; and (iii) that any future replacements for the New Independent Common Directors (or their successors) will be selected by the Nominating Committee from a list of preapproved persons as further described in such Charter.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for board membership.

The Board has identified the following qualifications, attributes, experience and skills that are important to be represented on the Board as a whole: (i) management, leadership and strategic vision; (ii) financial expertise; (iii) marketing and consumer experience; and (iv) capital management.

The Board has determined that five of seven directors who serve on the Board as of the date of this Proxy Statement (Messrs. Axelrod, Cascade, Shoghi and Winkler and Ms. Levine) are “independent,” as defined under the applicable rules of Nasdaq. In making this determination, the Board or the Nominating Committee, as applicable, considered the standards of independence under the applicable rules of Nasdaq and all relevant facts and circumstances (including, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) to ascertain whether any such person had a relationship that, in its opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our directors serve in accordance with the Second Amended and Restated By-laws until their respective successors are elected and qualified or until their earlier death, disability, retirement, resignation or removal. Our officers are elected annually by the Board and serve at its discretion. None of our current independent directors has served as such for more than the past five years. Our current independent directors were selected for their experience as businesspeople (Ms. Levine) and financial management expertise (Messrs. Axelrod, Cascade, Shoghi and Winkler). We believe that the Board is best served by benefiting from this blend of business and financial expertise and experience. Our remaining directors consist of our Chief Executive Officer (Mr. Berman), who brings management’s perspective to the Board’s deliberations, and Mr. Zhao, who contributes his business experience, including experience in manufacturing and his experience with Chinese markets, to the Board.

In October 2019 and February 2020, Mr. Zhao Xiaoqiang was issued a warning by the Zhejiang Securities Regulatory Bureau of the China Securities Regulatory Commission and a “public condemnation” by the Shenzhen Stock Exchange, respectively, primarily due to his failure to fulfill his duties (as a director, controlling shareholder and de facto controller of Meisheng Cultural & Creative Co. Ltd. (“Meisheng Cultural”)) diligently to cause Meisheng Cultural to comply with applicable PRC regulations and stock exchange rules relating to disclosure and internal control, as well as the use of funds of Meisheng Cultural by Meisheng Holdings Group Co., Ltd. (“Meisheng Holdings”), an affiliate of Mr. Zhao and the controlling shareholder of Meisheng Cultural, without proper authorization. In addition, Mr. Zhao and Meisheng Cultural were also requested to strengthen the study of relevant laws and regulations, establish and improve the strict implementation of financial and accounting management systems of Meisheng Cultural, improve Meisheng Cultural’s internal controls, proper governance and quality of information disclosure. Other than the misuse of funds by his affiliate Meisheng Holdings, Mr. Zhao was punished as a result of activities of Meisheng Cultural as he bears certain statutory responsibilities under the applicable PRC regulations and stock exchange rules as its de facto controller and Chairman of the board of directors. Mr. Zhao has advised the Company that the aforementioned matters have nothing to do with his activities as a director of the Company, have all been ratified by Meisheng Cultural, and the related misused funds have been fully repaid by Meisheng Holdings.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and business strategy. While the Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals, it nonetheless strongly believes that risk taking must be closely monitored.

The Board has implemented the following risk oversight framework: (i) know the major risks inherent in the Company’s business and strategy and compensation policies; (ii) evaluate risk management processes; (iii) encourage open and regular communication about risks between management and the Board; and (iv) cultivate a culture of integrity and risk awareness.

While the Board oversees risk, management is responsible for managing risk. We have developed internal processes to identify and manage risk and communicate appropriately with the Board. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are encouraged to communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through its designated and established Committees, which play significant roles in carrying out the risk oversight function. At the initial meeting of the Board of Directors following this annual meeting, the elected directors will review the composition of its various committees. All of our Committees meet regularly and report back to the full Board. The risk oversight functions are allocated among our Committees as follows:

●	The Audit Committee is responsible for overseeing risks associated with the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and meets separately with representatives of the Company’s independent accounting firm.

●	The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation philosophy and programs.

●	The Nominating and Governance Committee is responsible for overseeing risks related to evolving governance legislation and trends.

Board Leadership Structure; Executive Sessions

Until the untimely passing of Jack Friedman in May 2010, our board structure featured (i) a combined Chairman of the Board and Chief Executive Officer, and (ii) non-management, active and effective directors of equal importance and with an equal vote. Since Mr. Friedman’s untimely passing in May 2010 we had not selected a Chairman to succeed him until October 1, 2015 when the board determined to elect Mr. Berman to the position of Chairman of the Board. The board intends to continue its current practice of having non-management Board members meet without management present at regularly scheduled executive sessions. Also, at least twice a year, such meetings include only the independent members of the Board. During 2019 at last four of such meetings occurred.

Committees of the Board of Directors

Committees of the Board of Directors

We have an Audit Committee, a Compensation Committee and a Nominating Committee. In connection with the Recapitalization, the Capital Allocation Committee, which was established as a standing committee in February 2016, has been dissolved.

Audit Committee. In addition to risk management functions, the primary functions of the Audit Committee are to select or to recommend to the Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review and assess the scope and quality of our outside auditor’s services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to review the adequacy of our system of internal accounting controls. Effective as of their respective dates of appointment to the Board, Messrs. Shoghi (Chair) and Winkler and Ms. Levine are the members of the Audit Committee. Each member of the Audit Committee is “independent” (as defined in NASD Rule 4200(a)(14)) and able to read and understand fundamental financial statements. Mr. Shoghi, our audit committee financial expert, possesses the financial expertise required under Rule 401(h) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and NASD Rule 4350(d)(2) as a result of his experience as a portfolio manager at Oasis Management. He is further “independent” as defined under Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee who will possess the financial expertise required under NASD Rule 4350(d)(2). The Board has adopted a written charter for the Audit Committee, which reviews and reassesses the adequacy of that charter on an annual basis. The full text of the charter is available on our website at www.jakks.com.

Compensation Committee. In addition to risk oversight functions, the Compensation Committee makes recommendations to the Board regarding compensation of management employees and administers plans and programs relating to employee benefits, incentives, compensation and awards under the 2002 Plan. Messrs. Axelrod (Chair), Winkler and Shoghi are the members of the Compensation Committee. The Board has determined that each of them is “independent,” as defined under the applicable rules of Nasdaq. A copy of the Compensation Committee’s Charter is available on our website at www.jakks.com. Executive officers that are members of the Board make recommendations to the Compensation Committee with respect to the compensation of other executive officers who are not on the Board. Except as otherwise prohibited, the Compensation Committee may delegate its responsibilities to subcommittees or individuals. The Compensation Committee has the authority, in its sole discretion, to retain or obtain advice from a compensation consultant, legal counsel or other advisor and is directly responsible for the appointment, compensation and oversight of such persons. The Company provides the appropriate funding to such persons as determined by the Compensation Committee, which also conducts an independence assessment of its outside advisors using the six factors contained in Exchange Act Rule 10C-1. The Compensation Committee receives legal advice from our outside general counsel and since 2016 has retained Willis Towers Watson (“WTW”), a compensation consulting firm, to directly advise the Compensation Committee.

The Compensation Committee also annually reviews the overall compensation of our executive officers to determine whether discretionary bonuses should be granted. In 2015, Lipis Consulting, Inc. (“LCI”), a compensation consulting firm, presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. LCI also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each executive officer’s compensation. LCI also provided guidance to the Compensation Committee with respect to the extension of Messrs. McGrath’s and Bennett’s, our former CFO, employment agreements. The Compensation Committee consulted with Frederick W. Cook & Co., Inc., a compensation consulting firm, with respect to determination of a portion of Mr. Berman’s bonus criteria for 2012, 2013, and 2014 and Mr. McGrath’s bonus criteria for 2013 and 2014. The Compensation Committee consulted with LCI with respect to establishing the bonus criteria for Messrs. Berman and McGrath for 2015 and with WTW with respect to the amendments to the employment agreements for Messrs. Berman and McGrath in 2016.

Nominating Committee. In addition to risk oversight functions, the Nominating Committee develops our corporate governance system and reviews proposed new members of the Board, including those recommended by our stockholders. Messrs. Winkler (Chair), Axelrod and Cascade are the members of the Nominating Committee, which operates pursuant to a written charter adopted by the Board, the full text of which is available on our website at www.jakks.com. The Board has determined that each member of the Nominating Committee is “independent,” as defined under the applicable rules of Nasdaq.

The Nominating Committee will annually review the composition of the Board and the ability of its current members to continue effectively as directors for the upcoming fiscal year. The Nominating Committee established the position of Chairman of the Board in 2015. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, and subject to the exclusive right of holders of Series A Senior Preferred Stock to elect the Series A Preferred Directors, the Nominating Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating Committee thinks it is in the Company’s best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings or an incumbent director chooses not to run, and subject to the exclusive right of holders of Series A Senior Preferred Stock to elect the Series A Preferred Directors, and the terms of the Second Amended and Restated By-Laws and the Nominating Committee Charter, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Except as described below with respect to the New Independent Common Directors, and subject to the exclusive right of holders of Series A Senior Preferred Stock to elect the Series A Preferred Directors, and the terms of the Second Amended and Restated By-Laws and the Nominating Committee Charter, director candidates will be selected based on input from members of the Board, our senior management and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references, and each candidate will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Nominating Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or be presented for the approval of the stockholders, as appropriate.

In addition, effective as of the closing date of the Recapitalization, the Amended and Restated Nominating Committee Charter provides, among other things, that (i) the Nominating Committee has exclusive authority, on the terms set forth therein, to select nominees to stand for election as the New Independent Common Directors and persons to fill vacancies in the New Independent Common Directors; (ii) that the Nominating Committee will continue to nominate Mr. Cascade and Ms. Levine until no shares of Series A Senior Preferred Stock are outstanding or their earlier death, disability, retirement, resignation or removal; and (iii) that any future replacements for the New Independent Common Directors (or their successors) will be selected by the Nominating Committee from the Preapproved List (as defined in the Nominating Committee Charter).

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to the Nominating Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, all of which must be submitted in the time frame described under the appropriate caption in our proxy statement. The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the Nominating Committee’s consent.

Pursuant to the Director Resignation Policy adopted by the Board following our 2014 Annual Meeting of Stockholders, if a nominee for director in an uncontested election receives less than a majority of the votes cast, the director must submit his resignation to the Board. The Nominating Committee then considers such resignation and makes a recommendation to the Board concerning the acceptance or rejection of such resignation. This procedure was implemented following our 2016 Annual Meeting of Stockholders.

Capital Allocation Committee. The Capital Allocation Committee was dissolved in connection with the Recapitalization.

Special Committees. In addition to the above described standing committees, the Board establishes special committees as it deems warranted. On October 18, 2017, the Board formed a Special Committee, which was comprised solely of disinterested directors, to consider a proposal from Hong Kong Meisheng Cultural Company Limited (the “Meisheng Proposal”). In addition to the evaluation and negotiation of the Meisheng Proposal, the Special Committee authorized its advisors to consider other potential strategic alternatives to the Meisheng Proposal, including the Recapitalization. The Board authorized the Special Committee to retain its own financial and legal advisors in connection therewith. The initial members of this Special Committee were Messrs. Poulsen, Sitrick and Gross and, as of immediately prior to the closing of the Recapitalization, were Messrs. Poulsen and Gross.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2019 through December 31, 2019, the Board of Directors, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Capital Allocation Committee each met or acted without a meeting pursuant to unanimous written consent 23 times, 6 times, 3 times, 2 times and ___ times, respectively. All directors attended at least 75% of all board meetings and committee meetings of which they are members.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. With the exception of Mr. Zhao, all of the directors then serving and nominated for re-election attended our last Annual Stockholder Meeting held on June 28, 2019.

Stockholder Communications

Stockholders interested in communicating with the Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to the Nominating Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2021 Annual Meeting,” in our last Proxy Statement. The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of the Nominating Committee.

Code of Ethics

We have a Code of Ethics (which we call a Code of Conduct) that applies to all our employees, officers and directors. This Code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We have posted on our website, www.jakks.com, the full text of such Code. We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the SEC and/or Nasdaq.

Pursuant to our Code of Conduct, all of our employees are required to disclose to our General Counsel, the Board or any committee established by the Board to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and the Company. Our Code of Conduct also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all of our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, the Board or a designated committee of the Board will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

Executive Officers

Our executive officers are elected by our Board of Directors and serve pursuant to the terms of their respective employment agreements. One of our executive officers, Stephen G. Berman, is also a Director of the Company. See above for biographical information about this officer. The other current executive officers are John L. Kimble, our Executive Vice President and Chief Financial Officer and John (Jack) McGrath, our Chief Operating Officer.

John J. (Jack) McGrath has served as our Chief Operating Officer since 2011 and is responsible for the Company’s global operations. He brings more than 24 years of experience, having served as our Executive Vice President of Operations from December 2007 until August 2011 when he became our Chief Operating Officer. Mr. McGrath was our Vice President of Marketing from 1999 to August 2003 and Senior Vice President of Operations until 2007. Prior to joining the Company, Mr. McGrath was a Brand Marketer for Hot Wheels® at Mattel Inc. and part of its Asia Pacific marketing team. Mr. McGrath served honorably in the U.S. Army and holds a Bachelor of Science degree in Marketing.

John L. Kimble became our Executive Vice President and Chief Financial Officer on November 20, 2019. Mr. Kimble worked for over 12 years at various positions at The Walt Disney Company, ultimately as VP/Finance, Strategy, Operations and Business Development. More recently, Mr. Kimble spent six years at Mattel, Inc. where he served in various positions and concluded his career there as VP/Head of Corporate Development - Licensing Acquisitions - M&A. In between his service at Disney and Mattel, he spent a couple of years as an entrepreneur at a start-up gaming company. He began his career as a consultant for Mars & Co., a global strategy consulting firm. Mr. Kimble received his Bachelor’s Degree in Management Science, Concentration in Finance, Minor in Economics from the Sloan School, Massachusetts Institute of Technology (M.I.T.) and has a Master of Business Administration (MBA) from the Wharton School of the University of Pennsylvania.

Joel M. Bennett was our Executive Vice President (from May 2000) and our Chief Financial Officer (from September 1995) until his departure in March 2018. Brent T. Novak was our Executive Vice President and Chief Financial Officer from April 1, 2018 until December 6, 2019.

Certain Relationships and Related Transactions

During 2018 and continuing until August 9, 2019, one of our directors was Murray L. Skala, a partner in the law firm of Feder Kaszovitz LLP, which provided legal services for us during such periods. In 2018 and in 2019, we incurred approximately $1.3 million and $1.5 million, respectively, for legal fees and reimbursable expenses payable to that firm. As of December 31, 2018 and 2019, legal fees and reimbursable expenses of $0.2 million and $0.1 million, respectively, were payable to this law firm.

The owner of NantWorks, the Company’s DreamPlay Toys joint venture partner, beneficially owned more than 5.0% of the Company’s outstanding common stock. Pursuant to the joint venture agreements, the Company is obligated to pay NantWorks a preferred return on joint venture sales. This agreement expired on September 30, 2018.All of the Company's shares beneficially owned by the owner of Nantworks were sold on December 30, 2019.

For the years ended and as of December 31, 2018 and 2019 preferred returns earned and payable to NantWorks were nil. As of December 31, 2018 and 2019, the Company's receivable balance from NantWorks was nil.

As of March 1, 2020, Hong Kong Meisheng Cultural Company Limited (“Meisheng”) owns 14.7% of our outstanding common stock. We have entered into joint ventures in Hong Kong, China, with Meisheng Cultural. Meisheng Cultural generated an income (loss) of ($57,000) and $169,000 in 2018 and 2019, respectively. Zhao Xiaoqiang, the control person of Meisheng, is one of our directors.

Meisheng also serves as a significant manufacturer of ours. For the years ended December 31, 2018 and 2019, we made inventory-related payments to Meisheng of approximately $36.2 million and $94.3 million, respectively. As of December 31, 2018 and 2019, amounts due Meisheng for inventory received , but not paid for by us, totaled $3.6 million and $18.1 million, respectively

A director of the Company is a portfolio manager at Oasis Management. In August 2017, the Company agreed with Oasis Management and Oasis Investments II Master Fund Ltd., the holder of approximately $21.6 million face amount of its 4.25% convertible senior notes due in 2018, to exchange and extend the maturity date of these notes to November 1, 2020. The transaction closed on November 7, 2017. In July 2018, the Company closed a transaction with Oasis Management and Oasis Investments II Master Fund Ltd., to exchange $8.0 million face amount of the 4.25% convertible senior notes due in August 2018 with convertible senior notes similar to those issued in November 2017. In August 2019, the Company entered into the Recapitalization Transaction. In connection with the Recapitalization Transaction, the Company issued (i) amended and restated notes with respect to the $21.6 million Oasis Note issued on November 7, 2017, and the $8.0 million Oasis Note issued on July 26, 2018 (together, the “Existing Oasis Notes”), and (ii) a new $8.0 million convertible senior note having the same terms as such amended and restated notes (the "New $8.0 million Oasis Note" and collectively, the “New Oasis Notes” or the "3.25% convertible senior notes due 2023"). Interest on the New Oasis Notes is payable on each May 1 and November 1 until maturity and accrues at an annual rate of (i) 3.25% if paid in cash or 5.00% if paid in stock plus (ii) 2.75% payable in kind. The New Oasis Notes mature 91 days after the amounts outstanding under the New Term Loan are paid in full, and in no event later than July 3, 2023.

A director of the Company is a director at Benefit Street Partners. Benefit Street Partners funded $25.8 million of the new term loan issued in connection with the Recapitalization. Amounts outstanding under the New Term Loan accrue interest at 10.50% per annum, payable semi-annually (with 8% per annum payable in cash and 2.5% per annum payable in kind). The New Term Loan matures on February 9, 2023.

A director of the Company is the managing Partner and portfolio manager at Axar Capital Management Axar Capital Management funded $26.3 million of the New Term Loan issued in connection with the Recapitalization. Amounts outstanding under the New Term Loan accrue interest at 10.50% per annum, payable semi-annually (with 8% per annum payable in cash and 2.5% per annum payable in kind). The New Term Loan matures on February 9, 2023.

Pursuant to our Ethical Code of Conduct (a copy of which may be found on our website, www.jakks.com), all of our employees are required to disclose to our General Counsel, the Board of Directors or any committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Ethical Code of Conduct also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all of our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

Limitation of Directors Liability and Indemnification

Our Amended and Restated Certificate of Incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to a company or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to it or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of a company and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of a company or its security holders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits us to indemnify our directors, officers, employees or agents or, when so serving at our request, as directors, officers, agents or employees of another company, who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that we may incur, including the indemnification payable to any director or officer. This policy provides for $60.0 million in maximum aggregate coverage, including defense costs. We pay the entire premium for such insurance.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Legal Proceedings

We are a party to, and certain of our property is the subject of, various pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and for 2019, each of our executive officers filed one Form 4 one day late and one director filed a Form 3 late, but all other Forms 3, 4 and 5 required to be filed during 2019 by our Directors and executive officers were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that a strong management team comprised of highly talented individuals in key positions is critical to our ability to deliver sustained growth and profitability, and our executive compensation program is an important tool for attracting and retaining such individuals. We also believe that our people are our most important resource. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets or proprietary technology, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry. Therefore, we believe it is vital that our named executive officers receive an aggregate compensation package that is both highly competitive with the compensation received by similarly-situated executive officers at peer group companies, and also reflective of each individual named executive officer’s contributions to our success on both a long-term and short-term basis. As discussed in greater depth below, the objectives of our compensation program are designed to execute this philosophy by compensating our executives at the top quartile of their peers.

Our executive compensation program is designed with three main objectives:

●       to offer a competitive total compensation opportunity that will allow us to continue to retain and motivate highly talented individuals to fill key positions;

●       to align a significant portion of each executive’s total compensation with our annual performance and the interests of our stockholders; and

●       reflect the qualifications, skills, experience and responsibilities of our executives.

Administration and Process

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee receives legal advice from our outside general counsel and has retained Willis Towers Watson (“WTW”), a compensation consulting firm, which provides advice directly to the Compensation Committee. Historically, the base salary, bonus structure and long-term equity compensation of our executive officers are governed by the terms of their individual employment agreements (see “Employment Agreements and Termination of Employment Arrangements”) and we expect that to continue in the future. With respect to our chief executive officer and president and our chief operating officer, the Compensation Committee, with input from WTW, establishes target performance levels for incentive bonuses based on a number of factors that are designed to further our executive compensation objectives, including our performance, the compensation received by similarly-situated executive officers at peer group companies, the conditions of the markets in which we operate and the relative earnings performance of peer group companies.

Historically, factors given considerable weight in establishing bonus performance criteria are Net Sales, Adjusted EPS, which is the net income per share of our common stock calculated on a fully-diluted basis in accordance with GAAP, and Adjusted EBITDA applied on a basis consistent with past periods, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items.

As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangements”), pursuant to a September 2012 amendment to Mr. Berman’s employment agreement, commencing in 2013 his annual bonus was restructured so that part of it was capped at 300% of his base salary, and the performance criteria and vesting are solely within the discretion of the Compensation Committee, which establishes all of the criteria during the first quarter of each fiscal year for that year’s bonus, based upon financial and non-financial factors selected by the Compensation Committee, and another part of his annual performance bonus is based upon the success of a joint venture entity we initiated in September 2012. The portion of the bonus equal to the first 200% of base salary is payable in cash and the balance in restricted stock vesting over three years. In addition, the annual grant of $500,000 of restricted stock was changed to $3,500,000 of restricted stock and the vesting criteria was changed from being solely based upon established EPS targets to being based upon performance standards established by the Compensation Committee during the first quarter of each year. On June 7, 2016 we further amended the employment agreement to provide, among other things, for (i) extension of the term to December 31, 2020; (ii) modification of the performance and vesting standards for each $3.5 million Annual Restricted Stock Grant (“Berman Annual Stock Grant”) provided for under Section 3(b) of his Employment Agreement, effective as of January 1, 2017, so that 40% ($1.4 million) of each Berman Annual Stock Grant will be subject to time vesting in four equal annual installments over four years and 60% ($2.1 million) of each Berman Annual Stock Grant will be subject to three year “cliff vesting” (i.e. payment is based upon performance at the close of the three year performance period), with vesting of each Berman Annual Stock Grant determined by the following performance measures: (a) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (b) net revenue growth as compared to our peer group (weighted 25%) and (c) EBITDA growth as compared to our peer group (weighted 25%); and (iii) modification of the performance measures for award of his Annual Performance Bonus equal to up to 300% of Base Salary (“Berman Annual Bonus”) provided for under Section 3(d) of his Employment Agreement, effective as of January 1, 2017, so that the performance measures will be based only upon net revenues and EBITDA, with each performance measure weighted 50%, and with the specific performance criteria applicable to each Berman Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year; and (iv) increase Mr. Berman’s base salary to $1,450,000 effective June 1, 2016 subject to annual increases of at least $25,000 per year thereafter.

On August 9, 2019, we further amended Mr. Berman’s Employment Agreement as follows: (i) increase of Mr. Berman’s Base Salary to $1,700,000, effective immediately; (ii) addition of a 2020 performance bonus opportunity in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, and subject to additional terms and conditions as set forth therein; (iii) addition of a special sale transaction bonus equal to $1,000,000 if the Company enters into and consummates a Sale Transaction on or before February 15, 2020, subject to additional terms and conditions as set forth therein; (iv) modification of the Berman Annual Stock Grant provided for under section 3(b) of the Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the Berman Annual Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on December 31, 2019), or (b) 1.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant; (v) waiver of certain “Change of Control”, Liquidity Event, and other provisions under the Employment Agreement with respect to certain Specified Transactions; and (vi) modification of the definition of “Good Reason Event” to include a change in membership of the Board such that following such change, a majority of the directors are not Continuing Directors. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Employment Agreement, as amended by the third amendment.

On November 18, 2019, we further amended Mr. Berman’s Employment Agreement as follows: (i) to extend the term of the Employment Agreement for an additional year through December 31, 2021; (ii) addition of a 2021 performance bonus opportunity in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iii) modification of the Berman Annual Stock Grant provided for under section 3(b) of the Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the Berman Annual Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 1.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Company’s 2002 Plan as of such date; and, provided, further, that we shall not be obligated to amend the 2002 Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the 2002 Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Employment Agreement, as amended by the fourth amendment.

On August 23, 2011 we entered into an amended employment agreement with John J. (Jack) McGrath whereby he became Chief Operating Officer. As disclosed in greater detail below, Mr. McGrath’s employment agreement also provides for fixed and adjustable bonuses payable based upon adjusted EPS targets set in the agreement, based upon input from our outside consulting firm, with the adjustable bonus capped at a maximum of 125% of base salary. On March 31, 2015, the Compensation Committee increased for 2015 the performance bonus that can be earned by Mr. McGrath from a maximum of up to 125% of his base salary to a maximum of up to 150% of his base salary, subject to achievement of certain performance based conditions established by the Committee, and also awarded Mr. McGrath the opportunity to earn an additional $925,000 of restricted stock subject to achievement of certain performance based vesting conditions. On September 29, 2016 we entered into a Fourth Amendment to the employment agreement with Mr. McGrath which provides, among other things, for (i) extension of the term to December 31, 2020; (i) modification of the performance and vesting standards for each Annual Restricted Stock Grant (“McGrath Annual Stock Grant”) provided for under Section 3(d) of his Employment Agreement, effective as of January 1, 2017, as follows: each McGrath Annual Stock Grant will be equal to $1 million, and 40% ($0.4 million) of each McGrath Annual Stock Grant will be subject to time vesting in four equal annual installments over four years, and 60% ($0.6 million) of each McGrath Annual Stock Grant will be subject to three year “cliff vesting” (i.e. vesting is based upon satisfaction of the performance measures at the close of the three year performance period), determined by the following performance measures: (A) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (B) net revenue growth as compared to our peer group (weighted 25%) and (C) growth in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as compared to our peer group (weighted 25%); and (iii) modification of the Annual Performance Bonus (“McGrath Annual Bonus”) provided for under Section 3(e) of his Employment Agreement, effective as of January 1, 2017, as follows: the McGrath Annual Bonus will be equal to up to 125% of base salary, and the actual amount will be determined by performance measures based upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each McGrath Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year, and payable in cash (up to 100% of base salary) and shares of our common stock (any excess over 100% of base salary) with the shares of stock vesting over three years in equal quarterly installments.

Effective December 31, 2019 we amended Mr. McGrath’s employment agreement as follows: (i) to extend the term of the employment agreement for an additional year through December 31, 2021; (ii) a 2020 and 2021 performance bonus opportunity in a range between twenty-five percent (25%) and one hundred twenty-five percent (125%) of Base Salary, based upon the level of EBITDA achieved for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iii) modification of the McGrath Annual Stock Grant provided for under section 3(d) of his Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the McGrath Annual Stock Grant equal the lesser of (a) $1,000,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 0.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the 2002 Plan as of such date; and, provided, further, that we shall not be obligated to amend the 2002 Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the 2002 Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Employment Agreement, as amended by such amendment.

Effective April 1, 2018, we entered into an employment agreement with Brent T. Novak whereby he became our Executive Vice President and Chief Financial Officer. As disclosed in greater detail below, Mr. Novak’s employment agreement provides for a performance-based bonus award equal to up to 125% of his base salary for the 2018-2020 fiscal years, which annual bonus shall be determined by the same performance criteria as established by the Compensation Committee of the Board for the applicable fiscal year for the Company’s Chairman/CEO and its Chief Operating Officer each year pursuant to their respective employment agreements, and shall be payable in cash and Restricted Stock Units in the same proportions and calculated in the same manner as provided for the Company’s Chief Operating Officer under such officer’s employment agreement, or if no such employment agreement is in effect, then as provided for in the employment agreement with the Company’s Chairman/CEO, except that the portion payable in Restricted Stock would be payable in Restricted Stock Units.

On October 17, 2019, we further amended Mr. Novak’s Amended Employment Agreement to provide for, among other things, the following: (i) payment of a special additional bonus pursuant to Section 2(d) of his Amended Employment Agreement; (ii) if a Sale Transaction is consummated, that will constitute Good Reason for Mr. Novak’s termination of the Amended Employment Agreement, entitling him to receive the severance benefits provided for under Section 4 of the Amended Employment Agreement upon a termination by him for Good Reason; (iii) if an agreement for a Sale Transaction is entered into and publicly announced but is not closed by January 31, 2020, that will constitute Good Reason for Mr. Novak’s termination of the Amended Employment Agreement, entitling him to receive the severance benefits provided for under Section 5 of the Amended Employment Agreement upon a termination by him for Good Reason; and (iv) upon a termination of Mr. Novak’s employment that is not described in Sections 4 or 5 of the Amended Employment Agreement, he will be entitled to receive twelve (12) months of health care coverage paid by the Company. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in Mr. Novak’s Amended Employment Agreement, as amended by Amendment Number Two.

Effective November 20, 2019, we entered into a letter agreement with John L. Kimble (the “Kimble Employment Agreement”). The Kimble Employment Agreement provides that Mr. Kimble will be our Executive Vice President and Chief Financial Officer as an at-will employee at an annual salary of $500,000. Mr. Kimble will also receive a grant of $250,000 restricted stock units (“RSUs”) on the date hereof and annual grants of $250,000 of RSUs for the initial year and $500,000 annual grants of RSUs for every year thereafter. The number of shares in each annual grant of RSUs will be determined by the closing price of our common stock on the last trading day prior to the day of each annual grant. 60% ($150,000 for the first year and $300,000 thereafter) of each annual grant of RSUs will be subject to three year “cliff vesting” (i.e. vesting is based upon performance at the close of the three year performance period), with vesting of each annual grant of RSUs determined by the following performance measures: (i) Total shareholder return as compared to the Russell 2000 Index (weighted 50%); (ii) Net revenue growth as compared to the Company’s peer group (weighted 25%), and (iii) EBITDA growth as compared to the Company’s peer group (weighted 25%). 40% ($100,000 for the first year and $200,000 thereafter) of each annual grant of RSUs will vest in 3 equal annual installments commencing on the first anniversary of the date of grant and on the second and third anniversaries thereafter. The Kimble Employment Agreement also contains provisions relating to benefits, change of control, and an annual performance-based bonus award equal to up to 125% of base salary.

While the Compensation Committee did not establish target performance levels for our former Chief Financial Officer, Joel Bennett, it did consider similar factors when determining such officer’s bonus. On February 18, 2014, we entered into a Continuation and Extension of Term of Employment Agreement with respect to Mr. Bennett’s Employment Agreement dated October 21, 2011 such that it is deemed to have been renewed and continued from January 1, 2014 without interruption and it was extended through December 31, 2015. On June 11, 2015 Mr. Bennett’s employment agreement was extended through December 31, 2017. On December 27, 2017, we entered into a letter agreement with Mr. Bennett (the “Letter Agreement”), which provided for his stepping down from his position following completion of our annual report for the 2017 fiscal year or such earlier date that a successor has been named and transitioned to the office of Chief Financial Officer. The Letter Agreement provides, among other things, that Mr. Bennett will receive a severance payment in a maximum amount of up to 15 month’s salary, accelerated vesting of a portion of his restricted stock units and continued health care coverage for up to 12 months, and it requires Mr. Bennett to comply with confidentiality, non-disparagement and cooperation obligations.

The current employment agreements with our named executive officers also give the Compensation Committee the authority to award additional compensation to each of them as it determines in the Committee’s sole discretion based upon criteria it establishes.

The Compensation Committee also annually reviews the overall compensation of our named executive officers for the purpose of determining whether discretionary bonuses should be granted. The Compensation Committee annually reviews the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison utilized by the Compensation Committee includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each named executive officer’s compensation. In 2018, after consultation with WTW, the Compensation Committee determined to continue using the performance criteria presented in WTW’s 2017 report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies.

Peer Group

One of the factors considered by the Compensation Committee is the relative performance and the compensation of executives of peer group companies, which are comprised of a group of companies selected in conjunction with WTW that we believe provides relevant comparative information and represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period. The composition of the peer group is reviewed annually and adjusted as circumstances warrant. For the last fiscal year, the peer group companies utilized for executive compensation analysis, which remained the same as in the previous year, were:

●       Activision Blizzard, Inc.

●       Deckers Outdoor Corporation

●       Electronic Arts, Inc.

●       Hasbro, Inc.

●       Mattel, Inc.

●       Take-Two Interactive, Inc.

Elements of Executive Compensation

The compensation packages for the Company’s senior executives have both performance-based and non-performance based elements. Based on its review of each named executive officer’s total compensation opportunities and performance, and the Company’s performance, the Compensation Committee determines each year’s compensation in the manner that it considers to be most likely to achieve the objectives of our executive compensation program. The specific elements, which include base salary, annual cash incentive compensation and long-term equity compensation, are described below.

The Compensation Committee has negative discretion to adjust performance results used to determine annual incentive and the vesting schedule of long-term incentive payouts to the named executive officers and has discretion to grant bonuses even if the performance targets were not met.

Base Salary

Our executive officers receive base salary pursuant to the terms of their employment agreement. Mr. Berman has been an executive officer at least since his entry into his employment agreement in 2010, Mr. McGrath became an executive officer on August 23, 2011 pursuant to the terms of an amendment to his employment agreement, Mr. Novak became an executive officer when he entered into an employment agreement on April 1, 2018 through his resignation on December 6, 2019, and Mr. Kimble became an executive officer when he entered into a letter employment agreement on November 20, 2019.

Pursuant to the terms of their employment agreements as in effect on December 31, 2013, Messrs. Berman and McGrath each receive a base salary which is increased automatically each year by at least $25,000 for Mr. Berman and $15,000 for Mr. McGrath. The employment agreements for our chief financial officers do not provide for automatic annual increases in base salary. Any further increase in base salary, as the case may be above the contractually required minimum increase, is determined by the Compensation Committee based on the Committee’s analysis of a combination of two factors: the salaries paid in peer group companies to executives with similar responsibilities, and evaluation of the executive’s unique role, job performance and other circumstances. Evaluating both of these factors allows us to offer a competitive total compensation value to each individual named executive officer that takes into account the unique attributes of and circumstances relating to each individual and marketplace factors. This approach has allowed us to continue to meet our objective of offering a competitive total compensation value and attracting and retaining key personnel. Based on its review of these factors, the Compensation Committee determined not to increase the base salary of each of Messrs. McGrath and Bennett above the contractually required minimum increase in 2017-2019 as unnecessary to maintain our competitive total compensation position in the marketplace. Pursuant to the 2019 amendment to his employment agreement, Mr. Berman’s base salary as of August 9, 2019 was increased to $1,700,000.

Annual Cash Incentive Compensation

The function of the annual cash bonus is to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. This purpose is in keeping with our compensation program’s objective of aligning a significant portion of each executive’s total compensation with our annual performance and the interests of our shareholders.

The employment agreements in effect during 2019 for Messrs. Berman, McGrath, Novak and Kimble provided for an incentive bonus award (payable in cash and restricted stock for Messrs. Berman and McGrath, and in cash and restricted stock units for Messrs. Novak and Kimble) based on a percentage of each participant’s base salary if the performance goals set by the Compensation Committee are met for that year. The employment agreements for Messrs. Berman and McGrath mandated that the specific criteria to be used is growth in net sales, EBITDA and total shareholder return, and the Committee sets the various target thresholds to be met to earn increasing amounts of the bonus up to a maximum of 300% of base salary for Mr. Berman and 125% for Messrs. McGrath, Novak and Kimble, although the Compensation Committee has the ability to increase the maximum in its discretion. The employment agreements for Messrs. Novak and Kimble provide for their criteria to be similar to Mr. McGrath’s. Commencing in 2012, the Committee is required to meet to establish criteria for earning the annual performance bonus (and with respect to Mr. Berman, any additional annual performance bonus) during the first quarter of the year. As described elsewhere herein, Mr. Berman’s employment agreement was further amended in 2016 and 2019 and Mr. McGrath’s employment agreement was further amended in 2011 and 2019.

The employment agreements in effect on January 1, 2017 for Messrs. Berman, McGrath and our chief executive officers contemplated that the Compensation Committee may grant discretionary bonuses in situations where, in its sole judgment, it believes they are warranted. The Committee approaches this aspect of the particular executive’s compensation package by looking at the other components of the executive’s aggregate compensation and then evaluating if any additional compensation is appropriate to meet our compensation goals. As part of this review, the Committee, with information from WTW, collects information about the total compensation packages in and various indicia of performance by the peer group such as sales, one-year sales growth, net income, one-year net income growth, market capitalization, size of companies, one- and three-year stockholder returns, etc. and then compares such data to our corresponding performance data. Based upon our philosophy of executive compensation described above, the Committee approved discretionary bonuses for 2017 to Messrs. Berman and McGrath of $750,000 and $138,000, respectively, nil for 2018, and $762,500 and $200,000 for 2019 to Messrs. Berman and McGrath, respectively.

Long-Term Compensation

Long-term compensation is an area of particular emphasis in our executive compensation program because we believe that these incentives foster the long-term perspective necessary for our continued success. This emphasis is in keeping with our compensation program objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the interests of our shareholders.

Historically, our long-term compensation program has focused on the granting of stock options that vested over time. However, commencing in 2006 we began shifting the emphasis of this element of compensation, and we currently favor the issuance of restricted stock awards or units. The Compensation Committee believes that the award of full-value shares that vest over time is consistent with our overall compensation philosophy and objectives, as the value of the restricted stock and units vary based upon the performance of our common stock, thereby aligning the interests of our executives with our shareholders. The Committee has also determined that awards of restricted stock awards and units are anti-dilutive as compared to stock options inasmuch as it feels that less restricted awards have to be granted to match the compensation value of stock options.

Mr. Berman’s 2010 amended and restated employment provided for annual grants of $500,000 of restricted stock which vest in equal annual installments through January 1, 2017, which was one year following the life of the agreement, subject to meeting the 3% vesting condition, as defined in the agreement. As described in greater detail below, pursuant to the 2012 amendment, commencing in 2013, this bonus changed to $3,500,000 of restricted stock, part of which vests over four years and part of which are subject to performance milestones with cliff vesting spread out over three years. Mr. McGrath’s amended employment agreement provides for annual grants of $75,000 of restricted stock which vests in equal installments over three years subject to meeting certain EPS milestones. As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangement”), it was changed to $1,000,000 of restricted stock effective January 1, 2017 subject in part to time vesting over four years and in part to performance milestones with cliff vesting spread over three years. Mr. Novak’s employment agreement provided for annual grants of $750,000 of RSUs subject in part to time vesting over three years and in part to performance milestones with cliff vesting spread over three years. Mr. Kimble’s employment agreement provided for a grant of $250,000 of RSU for the initial year and annual grants of $500,000 of RSUs thereafter subject in part to time vesting over three years and in part to performance milestones with cliff vesting spread over three years. The milestone targets for each of these employment agreements are established by the Compensation Committee during the first quarter of each year. The Company did not meet the vesting requirements contained in any of the employment agreements for 2017, so both Messrs. Berman and McGrath forfeited their stock awards for that year. As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangements”), the employment agreements for Messrs. Berman and McGrath also provide for an annual performance bonus based upon net revenue and EBITDA criteria. Commencing in 2012 for Mr. Berman and 2017 for Mr. McGrath, the criteria for earning such bonus are to be established by the Compensation Committee. This bonus, if earned, is payable partially in cash and partially in shares of restricted common stock. Messrs. Berman and McGrath did not earn this bonus for 2018 or 2019.

Mr. Berman’s and McGrath's employment agreement also provide for an additional bonus solely in the discretion of the Compensation Committee. After a review of all of the factors discussed above, the Compensation Committee determined that, in keeping with our compensation objectives, Mr. Berman and McGrath were awarded $762,500 and $200,000 of discretionary bonus, respectively, for 2019.

Other Benefits and Perquisites

Our executive officers participate in the health and dental coverage, life insurance, paid vacation and holidays, 401(k) retirement savings plans and other programs that are generally available to all of the Company’s employees.

The provision of any additional perquisites to each of the named executive officers is subject to review by the Compensation Committee. Historically, these perquisites include payment of an automobile allowance and matching contributions to a 401(k) defined contribution plan. In 2017 - 2019, the named executive officers were granted the following perquisites: automobile allowance and 401(k) plan matching contribution for Messrs. Berman, McGrath, Kimble, Novak and Bennett; and a life insurance benefit for Mr. Berman. We value perquisites at their incremental cost in accordance with SEC regulations.

We believe that the benefits and perquisites we provide to our named executive officers are within competitive practice and customary for executives in key positions at comparable companies. Such benefits and perquisites serve our objective of offering competitive compensation that allows us to continue to attract, retain and motivate highly talented people to these critical positions, ultimately providing a substantial benefit to our shareholders.

Change of Control/Termination Agreements

We recognize that, as with any public company, it is possible that a change of control may take place in the future and that the threat or occurrence of a change of control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. We further believe that it is essential and in the best interests of the Company and our shareholders to retain the services of our key management personnel in the event of the threat or occurrence of a change of control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, which is consistent with our general compensation philosophy, the employment agreement for named chief executive officers contain provisions which guarantee specific payments and benefits upon a termination of employment without good reason following a change of control of the Company. In addition, the employment agreements also contain provisions providing for certain lump-sum payments if the executive is terminated without “cause” or if we materially breach the agreement leading the affected executive to terminate the agreement for good reason, as applicable.

Additional details of the terms of the change of control agreements and termination provisions outlined above are provided below.

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies like us from deducting certain compensation to any one named executive officer in excess of $1,000,000 during the tax year. However, with respect to Messrs. Berman and McGrath, the amended Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included for purposes of arriving at the $1,000,000.

The Company, through the Compensation Committee, intends to attempt to qualify executive compensation as tax deductible to the extent feasible and where it believes it is in our best interests and in the best interests of our shareholders. However, the Committee does not intend to permit this arbitrary tax provision to distort the effective development and execution of our compensation program. Thus, the Committee is permitted to and will continue to exercise discretion in those instances in which mechanistic approaches necessary to satisfy tax law considerations could compromise the interests of our shareholders. Because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Compensation Risk Management

As part of its annual review of our executive compensation program, the Compensation Committee reviews with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, to determine if such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Committee considers, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and its compensation recoupment policy. The Compensation Committee also considers our internal control structure which, among other things, limits the number of persons authorized to execute material agreements, requires approval of our Board of Directors for matters outside of the ordinary course and its whistle blower program. Based upon the above, the Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Impact of Shareholder Advisory Vote

At our 2018 annual meeting (held in June 2019), our shareholders approved our current executive compensation with over 71% of all shares actually voting on the issue affirmatively giving their approval. Accordingly, we believe that this vote ratifies our executive compensation philosophy and policies, as currently adopted and implemented, and we intend to continue such philosophy and policies.

Pay Ratio Disclosure Rule

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd – Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer ("PEO"). Our PEO is Mr. Berman. Our calculation of the ratio of the median employee compensation to our PEO’s compensation for the year ended December 31, 2019 is set forth below.

Median Employee total annual compensation (excluding Mr. Berman)	$74,443
Mr. Berman’s total annual compensation	$2,729,712
Ratio of PEO to Median Employee Compensation	2.7%

Mr. Berman’s total annual compensation used in the calculation above represents the gross amount reported on Form W-2 for 2019. This amount significantly differs from the 2019 amount of $3.9 million shown on the Summary Compensation Table. The Summary Compensation table includes $1.5 million of restricted stock awards granted on July 3, 2019, none of which were earned and vested as of December 31, 2019. The total amount of compensation earned by Mr. Berman in 2019 related to vested restricted stock awards and included in his total annual compensation above approximated $345,216.

In determining the median employee, a listing was prepared of all employees that received compensation for the year ended December 31, 2019. The median amount was selected from the annualized list. As of December 31, 2019, the Company employed 637 persons, of which 269 are based outside of the United States.

Summary Compensation Table– 2017-2019

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Stephen G. Berman	2019	1,569,902	762,500	1,531,251	—	—	—	52,094	3,915,747
Chief Executive Officer,	2018	1,500,000	—	1,925,000	—	—	—	39,027	3,464,027
President and Secretary	2017	1,475,000	750,000	1,925,000	—	—	—	30,000	4,180,000

John J. McGrath	2019	710,656	200,000	437,501	—	—	—	36,882	1,385,039
Chief Operating Officer	2018	705,000	—	550,000	—	—	—	28,150	1,283,150
	2017	690,000	138,000	550,000	—	—	—	26,400	1,404,400

Joel M. Bennett (3)	2019	126,250	—	—	—	—	—	—	126,250
Former Executive Vice President	2018	682,071	—	—	—	—	—	28,250	710,321
and Chief Financial Officer	2017	505,000	—	161,700	—	—	—	24,000	690,700

Brent T. Novak (4)	2019	507,923	250,000	449,999	—	—	—	29,900	1,237,822
Former Executive Vice President	2018	378,750	—	525,000	—	—	—	9,000	912,750
and Chief Financial Officer	2017	—	—	—	—	—	—	—	—

John L. Kimble (5)	2019	57,048	—	396,875	—	—	—	2,595	456,518
Executive Vice President	2018	—	—	—	—	—	—	—	—
and Chief Financial Officer	2017	—	—	—	—	—	—	—	—

(1)	For Messrs. Berman and McGrath, the grant-date fair value of the awards assuming 100% achievement of the applicable performance conditions totaled $3.5 million and $1.0 million, respectively, in 2017, 2018, 2019. For Mr. Bennett, the grant-date fair value of the awards assuming 100% achievement of the applicable performance conditions totaled $294,000 in 2017 and $750,000 in 2018, respectively. For Mr. Novak, the grant-date fair value of the awards assuming 100% achievement of the applicable performance conditions totaled $750,000 in 2018 and 2019. The 2019 award granted to Mr. Novak was forfeited in the same year due to his departure.

(2)

Represents automobile allowances paid in the amount of $18,000, $17,291 and $24,079 for Mr. Berman for 2017, 2018 and 2019, respectively, $14,000 per year for 2017, 2018 and 2019 for Mr. McGrath, $1,500 for Mr. Kimble in 2019, $9,000 and $11,000 for Mr. Novak for 2018 and 2019, respectively, and $12,000 and $14,500 for Mr. Bennett for 2017 and 2018, respectively; The amounts include matching contributions made by us to the Named Executive Officer’s 401(k) defined contribution plan in the amount of $12,000, $13,750 and $14,000, respectively, for 2017, 2018 and 2019, for Messrs. Berman. The amounts include matching contributions made by us to the Named Executive Officer’s 401(k) defined contribution plan in the amount of $12,000, $13,750 and $9,344, respectively, for 2017, 2018 and 2019, for Messrs. McGrath, and includes $7,985 and $14,015 related to a life insurance policy for Mr. Berman in 2018 and 2019, respectively. See “Employee Pension Plan.”

(3)	Mr. Bennett’s employment terminated in March 2018. Compensation in 2018 consists of $105,208 of salary, vacation and personal day payout of $71,863 and severance pay of $505,000. Compensation in 2019 consists of severance pay of $126,250.

(4)	Mr. Novak's employment terminated in December 2019. Compensation in 2019 consists of $472,628 of salary, vacation and personal day payout of $41,933.

(5)	Mr. Kimble commenced employment on November 20, 2019.

The following table sets forth certain information regarding all equity-based compensation awards outstanding as of December 31, 2019 by the Named Officers:

Outstanding Equity Awards At Fiscal Year-end

Option Awards						Stock Awards / Units
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen G. Berman	—	—	—	—	—	4,265,067	4,393,019	—	—

John J. McGrath	—	—	—	—	—	1,218,592	1,255,150	—	—

John L. Kimble	—	—	—	—	—	591,738	609,490	—	—

(1)	The product of (x) $1.03 (the closing sale price of the common stock on December 31, 2019) multiplied by (y) the number of unvested restricted shares or units outstanding.

The following table sets forth certain information regarding amount realized upon the vesting and exercise of any equity-based compensation awards during 2019 by the Named Executive Officers:

Options Exercises And Stock Vested-2019

	Option Awards		Stock Awards / Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen G. Berman	—	—	229,764	345,216

John J. McGrath	—	—	65,351	98,027

Brent T. Novak	—	—	71,429	72,143

John L. Kimble	—	—	—	—

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each Named Officer at, following or in connection with any termination, including, without limitation, resignation, severance, retirement or a constructive termination of such Named Officer, or a change in control of our Company or a change in such Named Officer’s responsibilities on December 31, 2019. The potential payments listed below assume that there is no earned but unpaid base salary at December 31, 2019.

Stephen G. Berman

	Upon Retirement	Quits For “Good Reason” (3)	Upon Death (4)	Upon “Disability” (5)	Termination Without “Cause”	Termination For “Cause” (6)	Involuntary Termination In Connection with Change of Control (7)
Base Salary	$—	$1,742,927	$—	$—	$1,742,927	$—	$7,620,176	(8)
Restricted Stock (1)	—	4,393,019	—	—	4,393,019	—	4,393,019
Annual Cash Incentive Award (2)	—	—	—	—	—	—	—

(1) The product of (x) $1.03 (the closing sale price of the common stock on December 31, 2019) multiplied by (y) the number of unvested restricted shares outstanding.

(2) Assumes that if the Named Officer is terminated on December 31, 2019, they were employed through the end of the incentive period and no bonus was earned and unpaid.

(3) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(4) Under the terms of Mr. Berman’s employment agreement (see “Employment Agreements”), the provision of health care coverage for Mr. Berman’s children will continue until they reach the maximum age at which a child can be covered as a matter of law under a parent’s policy in the event of his death during the term of his employment agreement.

(5) Defined as the Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(6) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based upon convincing evidence, that the Named Officer has:

(A)	committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B)	violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C)	willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D)	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us; and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(7) Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, Mr. Berman is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company. Under the terms of his employment agreement (see “Employment Agreements”), Mr. Berman is entitled to the full amount of the payments and benefits payable in the event of a Change in Control (as defined in the employment agreement) even if it triggers an excise tax imposed by the tax code if the net after-tax amount would still be greater than reducing the total payments and benefits to avoid such excise tax.

(8) Under the terms of Mr. Berman’s employment agreement (see “Employment Agreements”), if a change of control occurs and within two years thereafter Mr. Berman is terminated without “Cause” or quits for “Good Reason,” then he has the right to receive a payment equal to 2.99 times his then current base amount as defined in section 280(G) of the Code (which was $2,530,627 in 2019) and continued health care coverage.

John J. McGrath

	Upon Retirement	Quits For “Good Reason” (3)	Upon Death	Upon “Disability” (4)	Termination Without “Cause”	Termination For “Cause” (5)	Involuntary Termination In Connection with Change of Control (6)
Base Salary	$—	$—	$—	$—	$765,152	$—	$1,530,304
Restricted Stock (1)	—	—	—	—	1,255,150	—	1,255,150
Annual Cash Incentive Award (2)	—	—	—	—	—	—	—

(1) The product of (x) $1.03 (the closing sale price of the common stock on December 31, 2019) multiplied by (y) the number of unvested restricted shares outstanding.

(2) Assumes that if the Named Officer is terminated on December 31, 2019, they were employed through the end of the incentive period and no bonus was earned and unpaid.

(3) Defined as following a Change of Control (i) any material reduction of the Named Officer’s base salary, (ii) relocation of the Named Officer’s principal place of employment by more than thirty miles, or (iii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(4) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 90 days in any consecutive 12-month period.

(5) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense or other crime and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A)	committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B)	violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C)	willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D)	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us; and that, in the case of any violation or failure referred to in clause (B), above, such violation is reasonably expected to have a significant detrimental effect on our Company (or any subsidiary).

(6) Under the terms of Mr. McGrath’s employment agreement (see “Employment Agreements”), if a change of control occurs and within one year thereafter Mr. McGrath is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to the greater of two times his then current base salary or the payments due for the remainder of the term of his employment agreement.

John L. Kimble

	Upon Retirement	Quits For “Good Reason” (3)	Upon Death	Upon “Disability”	Termination Without “Cause”	Termination For “Cause” (4)	Involuntary Termination In Connection with Change of Control (5)
Base Salary	$—	$1,060,304	$—	$—	$1,060,304	$—	$1,060,304
Restricted Stock Units (1)	—	609,490	—	—	609,490	—	609,490
Annual Cash Incentive Award (2)	—	—	—	—	—	—	—

(1) The product of (x) $1.03 (the closing sale price of the common stock on December 31, 2019) multiplied by (y) the number of unvested restricted shares outstanding.

(2) Assumes that if the Named Officer is terminated on December 31, 2019, they were employed through the end of the incentive period and no bonus was earned and unpaid.

(3) Defined as (i) any material reduction of the Named Officer’s base salary, (ii) relocation of the Named Officer’s principal place of employment by more than thirty miles, or (iii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(4) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A)	committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B)	violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C)	willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D)	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us; and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5) Under the terms of Mr. Kimble’s employment agreement (see “Employment Agreements”), if a change of control occurs and within one year thereafter Mr. Kimble is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to two times his then current base salary.

Compensation of Directors

Analogous to our executive compensation philosophy, it is our desire to similarly compensate our non-employee Directors for their services in a way that will serve to attract and retain highly qualified members of the Board. As changes in securities laws require greater involvement by, and places additional burdens on, a company’s Directors, it becomes even more necessary to locate and retain highly qualified Directors. As such, after consulting with Lipis Consulting Inc., the Compensation Committee developed and the Board approved a structure for the compensation package of our non-employee Directors so that the total compensation package of our non-employee Directors would be at approximately the median total compensation package for non-employee Directors in our peer group.

In December 2009, our Board of Directors, after consulting with our prior consultant, changed the compensation package for non-employee Directors as of January 1, 2010 by (i) increasing the annual cash stipend to $75,000, (ii) eliminating meeting fees for attendance at both Board and committee meetings, (iii) increasing the annual fees paid to committee chairs and the members of the audit committee, (iv) decreasing by $25,000 the value of the annual grant of restricted shares of our common stock to $100,000 and (v) imposing minimum shareholding requirements. Specifically, the chair of the Audit Committee receives an annual fee of $30,000, each member of the Audit Committee receives a $15,000 annual fee (including the chair), the chair of the Compensation Committee and the Nominating and Governance Committee each receives an annual fee of $15,000, and each member of such committees (including the chair) receives an annual fee of $10,000. Newly-elected non-employee Directors will receive a portion of the foregoing annual consideration, prorated according to the portion of the year in which they serve in such capacity.

Following the Recapitalization, our Board of Directors changed the compensation payable to non-employee Directors to provide that (i) each director receives an annual cash fee of $100,000 paid quarterly, (ii) each member of a Committee receives an annual cash fee of $5,000, (iii) the chair of the Audit Committee receives an additional cash fee of $15,000 and (iv) the chair of the other Committees receives an additional $10,000. Mr. Winkler, pursuant to the internal rules of his employer, does not receive any fees as a director.

In February 2010 our Board determined the terms for the minimum shareholding requirements. Pursuant to the new minimum shareholding requirements, each director will be required to hold shares with a value equal to at least two times the average annual cash stipend paid to the director during the prior two calendar years. To illustrate: if an average Director wishes to sell shares in 2020, he will have to hold shares with a market value of at least $215,844 prior to and following any sale of shares calculated as of the date of the sale, such $215,844 minimum calculated by taking the average cash stipend of $107,922 paid during the prior two years multiplied by two.

The following table sets forth the compensation we paid to our non-employee Directors for our fiscal year ended December 31, 2019:

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Murray L. Skala	2019	56,250	60,313	(2)	—	—	—	—	116,563
Rex H. Poulsen	2019	122,500	60,313	(2)	—	—	—	—	182,813
Michael S. Sitrick	2019	92,500	60,313	(2)	—	—	—	—	152,813
Alexander Shoghi	2019	105,761	80,416	(1)	—	—	—	—	186,177
Michael J. Gross	2019	85,000	60,313	(2)	—	—	—	—	145,313
Zhao Xiaoqiang	2019	100,000	80,416	(1)	—	—	—	—	180,416
Andrew Axelrod	2019	47,283	—		—	—	—	—	47,283
Matthew Winkler	2019	—	—		—	—	—	—	—
Carole Levine	2019	41,372	—		—	—	—	—	41,372
Joshua Cascade	2019	39,402	—		—	—	—	—	39,402

(1) The value of the shares was determined by taking the product of (a) 54,705 shares of restricted stock multiplied by (b) $1.47, the last sales price of our common stock on January 1, 2019, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2020.
(2) The value of the shares was determined by taking the product of (a) 41,029 shares of restricted stock multiplied by (b) $1.47, the last sales price of our common stock on January 1, 2019, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2020. The share amounts reflected in the table are net of the shares forfeited in the amount of 13,676 upon Directors' resignations

Employment Agreements and Termination of Employment Arrangements

We entered into an amended and restated employment agreement with Mr. Berman on November 11, 2010. We entered into an amended employment agreement with Mr. McGrath on August 23, 2011 when he became our Chief Operating Officer. We entered into a new employment agreement with Mr. Novak on April 1, 2018 when he became our Chief Financial Officer.

On November 11, 2010, we entered into a second amended and restated employment agreement with Mr. Berman that extended the term of his agreement to December 31, 2015 and provides, among other things, new provisions for (i) an annual salary of $1,140,000 in 2011 and annual increases thereafter at the discretion of the Board but no less than $25,000; (ii) an annual restricted stock award of $500,000 of our common stock commencing January 1, 2011, subject to vesting in equal installments through January 1, 2017, except that the vesting of each annual $500,000 award is conditioned on EPS (defined as our net income per share of our common stock, calculated on a fully diluted basis) for the fiscal year in which the shares are issued being equal to minimum EPS as follows: $1.41 for 2011, $1.45 for 2012, $1.49 for 2013, $1.54 for 2014, and $1.59 for 2015. If the minimum EPS vesting condition for the first tranche is not met, then the $500,000 grant lapses, but if the vesting condition is satisfied for the first tranche of the $500,000 grant, then each subsequent tranche of the $500,000 grant will vest; (iii) an annual performance bonus as follows: (x) 2010 bonus (previously established in March 2010) remains unchanged except that 20% of the bonus will be paid in restricted stock which will vest in six equal annual installments of 14.5% of the number of shares, the first on the date in 2011 that the bonus is determined to have been earned, and a seventh and final installment of 13% of the shares on January 1, 2017, and (y) for years commencing January 1, 2011, an amount equal to up to 200% of base salary, to be paid in stock and cash (20-40% in stock, in the percentages set forth on Exhibit E to the agreement), bonus criteria using “Adjusted” EPS growth (as defined in the agreement) to be determined by our Compensation Committee in the first quarter of each fiscal year, except that "Adjusted" EPS criteria (but not vesting) for 2011 shall range from $1.37 - $1.78 as stated in Exhibit D to the agreement, and shares will vest in equal annual installments commencing with the date the Bonus for a fiscal year is determined to have been earned and thereafter on January 1 in each subsequent year until the final installment on January 1, 2017, and (z) an additional bonus equal to 100% of base salary to be paid entirely in restricted stock; the criteria and vesting schedules to be determined by our Compensation Committee in the first fiscal quarter of each year, using criteria to be selected by such Committee which are in its discretion such as grown in net sales, return on invested capital, growth in free cash flow, total shareholder return (or any combination); (iv) restrictions on sale of our securities such that he cannot sell any shares of our common stock if his shares remaining after a sale are not equal to at least three times his then base salary; (v) life insurance in the amount of $1.5 million; (vi) severance if we terminate the agreement without cause (as defined in the agreement) or Mr. Berman terminates it for Good Reason (as defined in the agreement), in an amount equal to the base salary at termination date multiplied by the number of years and partial years remaining in the term; and (vii) restrictive covenants, change of control provisions and our ownership of certain intellectual property.

On October 19, 2011, we clarified our employment agreement with Mr. Berman and entered into a letter amendment dated October 20, 2011 which corrects and clarifies certain cross references relating to Mr. Berman’s entitlement to severance upon a qualifying termination following a change of control (as defined in his employment agreement). It also clarifies that a material change in the nature and/or scope of the duties, obligations, rights or powers of his employment under the agreement would be deemed to include his ceasing to be the Chief Executive Officer and President of a publicly traded company (one of the standards for determining whether Mr. Berman has “good reason” to terminate his employment under his employment agreement), and further provides that Mr. Berman's post-change of control severance benefits shall be payable upon a qualifying termination of employment within a two year period following a change of control (the agreement originally provided for a one year period).

On September 21, 2012, in connection with our entry into agreements dated September 10, 2012 with NantWorks LLC to form DreamPlay Toys LLC and DreamPlay LLC, all Delaware limited liability companies, we entered into Amendment Number One to Mr. Berman’s Second Amended and Restated Employment Agreement dated November 11, 2012 (as previously modified by the October 20, 2011 letter amendment); DreamPlay Toys LLC will develop, market and sell toys and consumer products incorporating NantWorks’ proprietary iD (iDream) image recognition technology and DreamPlay LLC’s business is the extension of such image recognition technology to non-toy consumer products and applications.

On October 19, 2011, we clarified our employment agreement with Mr. Berman and entered into a letter amendment dated October 20, 2011 which corrects and clarifies certain cross references relating to Mr. Berman’s entitlement to severance upon a qualifying termination following a change of control (as defined in his employment agreement). It also clarifies that a material change in the nature and/or scope of the duties, obligations, rights or powers of his employment under the agreement would be deemed to include his ceasing to be the Chief Executive Officer and President of a publicly traded company (one of the standards for determining whether Mr. Berman has “good reason” to terminate his employment under his employment agreement), and further provides that Mr. Berman's post-change of control severance benefits shall be payable upon a qualifying termination of employment within a two year period following a change of control (the agreement originally provided for a one year period).

On September 21, 2012, in connection with our entry into agreements dated September 10, 2012 with NantWorks LLC to form DreamPlay Toys LLC and DreamPlay LLC, all Delaware limited liability companies, we entered into Amendment Number One to Mr. Berman’s Second Amended and Restated Employment Agreement dated November 11, 2012 (as previously modified by the October 20, 2011 letter amendment); DreamPlay Toys LLC will develop, market and sell toys and consumer products incorporating NantWorks’ proprietary iD (iDream) image recognition technology and DreamPlay LLC’s business is the extension of such image recognition technology to non-toy consumer products and applications.

The following description modifies and supersedes, to the extent inconsistent with, the disclosure in the preceding paragraphs. The term of Mr. Berman’s employment agreement has been extended to December 31, 2018 and provides (i) that commencing on January 1, 2013 the amount of the annual restricted stock award shall increase to up to $3.5 million, with the vesting of each annual grant to be determined by the Compensation Committee based upon performance criteria it establishes during the first quarter of the year of grant; (ii) commencing with 2013 Mr. Berman can earn an annual performance bonus described below. Part of the annual performance bonus in an amount not exceeding 300% of that year’s base salary can be earned based upon financial and non-financial factors determined annually by the Compensation Committee during the first quarter of each year. The other part of the additional annual performance bonus can be earned in an amount equal to one-half of the cash distributions we receive from DreamPlay LLC, subject to satisfaction of the following three conditions: (1) we have positive net income after deducting the aggregate annual performance bonus, (2) the aggregate annual performance bonus cannot exceed 2.9% of our net income for such year except that if our net income exceeds $385,000 for the year the percentage limitation shall be reduced to 1% and if our net income for the year exceeds $770,000 the percentage limitation is reduced to 0.5% and (3) we have received an aggregate of at least $15 million of net income from DreamPlay Toys LLC and DreamPlay LLC. The amendment also provides (i) that the portion of the annual performance bonus up to an amount equal to 200% of that year’s base salary shall be paid in cash, and any excess over 200% of such base salary shall be paid in shares of restricted stock vesting in equal quarterly installments with the initial installment vesting upon grant and the balance over three years following the award date; (ii) for a life insurance policy of $5 million or such lesser amount we can obtain for an annual premium of up to $10,000; (iii) for the reimbursement of legal fees in negotiating this amendment of up to $25,000, (iv) that the full amount of the payments and benefits payable in the event of a Change in Control (as defined in the employment agreement) shall be paid, even if it triggers an excise tax imposed by the tax code if the net after-tax amount would still be greater than reducing the total payments and benefits to avoid such excise tax, and (vi) the term “Good Reason Event” has been expanded to include a change in the composition of our Board of Directors where the majority of the Directors were not in office on September 15, 2012. This provision would have been triggered if management’s slate of nominee Directors at our 2014 Annual Meeting were elected so prior to such meeting, Mr. Berman waived such provision of his employment agreement with respect to the slate of nominees at such meeting. Mr. Berman waived the provision again following our 2017 Annual Meeting.

On June 7, 2016, we amended the employment agreement between us and Mr. Berman, our Chairman, CEO and President, and entered into Amendment Number Two to Mr. Berman’s Second Amended and Restated Employment Agreement dated November 11, 2010 (the “Employment Agreement”). The terms of Mr. Berman’s Employment Agreement have been amended as follows: (i) extension of the term until December 31, 2020; (ii) increase of Mr. Berman’s Base Salary to $1,450,000 effective June 1, 2016, subject to annual increases thereafter as determined by the Compensation Committee, with annual minimum increases of $25,000 commencing January 1, 2017; (iii) modification of the performance and vesting standards for each $3.5 million Annual Restricted Stock Grant (“Annual Stock Grant”) provided for under Section 3(b) of the Employment Agreement, effective as of January 1, 2017, so that 40% ($1.4 million) of each Annual Stock Grant will be subject to time vesting in four equal annual installments over four years and 60% ($2.1 million) of each Annual Stock Grant will be subject to three year “cliff vesting” (i.e. payment is based upon performance at the close of the three year performance period), with vesting of each Annual Stock Grant determined by the following performance measures: (a) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (b) net revenue growth as compared to our peer group (weighted 25%) and (c) EBITDA growth as compared to our peer group (weighted 25%); (iv) modification of the performance measures for award of the Annual Performance Bonus equal to up to 300% of Base Salary (“Annual Bonus”) provided for under Section 3(d) of the Employment Agreement, effective as of January 1, 2017, so that the performance measures will be based only upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year; and (v) provision of health and dental insurance coverage for Mr. Berman’s children in the event of his death during the term of the Employment Agreement.

On August 9, 2019, we further amended Mr. Berman’s Employment Agreement as follows: (i) increase of Mr. Berman’s Base Salary to $1,700,000, effective immediately; (ii) addition of a 2020 performance bonus opportunity in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved for the fiscal year, as determined by the Compensation Committee, and subject to additional terms and conditions as set forth therein; (iii) addition of a special sale transaction bonus equal to $1,000,000 if we enter into and consummate a Sale Transaction on or before February 15, 2020, subject to additional terms and conditions as set forth therein; (iv) modification of the Berman Annual Stock Grant provided for under section 3(b) of the Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the Berman Annual Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on December 31, 2019), or (b) 1.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant; (v) waiver of certain “Change of Control”, Liquidity Event, and other provisions under the Employment Agreement with respect to certain Specified Transactions; and (vi) modification of the definition of “Good Reason Event” to include a change in membership of the Board such that following such change, a majority of the directors are not Continuing Directors. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Employment Agreement, as amended by the third amendment.

On November 18, 2019, we further amended Mr. Berman’s Employment Agreement as follows: (i) to extend the term of the Employment Agreement for an additional year through December 31, 2021; (ii) addition of a 2021 performance bonus opportunity in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iii) modification of the Berman Annual Stock Grant provided for under section 3(b) of the Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the Berman Annual Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 1.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Company’s 2002 Plan as of such date; and, provided, further, that we shall not be obligated to amend the 2002 Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the 2002 Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Employment Agreement, as amended by the fourth amendment.

On August 23, 2011, we entered into an amended employment agreement with Mr. McGrath whereby he became our Chief Operating Officer. The amended employment agreement, which ran through December 31, 2013, provided for an annual salary of $600,000; an annual increase over the prior year’s base salary of at least $15,000; an annual award of $75,000 of restricted stock, subject to vesting in equal installments over three years, provided, however, that the initial vesting of the first installment of each year’s award is conditioned on “Adjusted” EPS (as defined in the amended agreement) for the fiscal year in which the shares are issued being equal to minimum “Adjusted” EPS as follows: 2011 vesting condition: greater of $1.41 or 3% higher than 2010 “Adjusted” EPS; 2012 vesting: greater of $1.45 or 3% higher than 2011“Adjusted” EPS; and 2013 vesting condition: greater of $1.49 or 3% higher than “Adjusted” 2012 EPS. The amended agreement also provides for an annual bonus opportunity of up to 125% of salary payable 50% in cash and 50% in restricted stock (with a four year vesting) based upon “Adjusted” EPS growth. Bonus targets for 2011 ranged from $1.37 -$1.78. Commencing in 2012 the bonus targets are to be set by the Compensation Committee.

On May 15, 2013, we entered a Second Amendment to Mr. McGrath’s Employment Agreement dated March 4, 2010 (effective January 1, 2010), as previously amended on August 23, 2011. Mr. McGrath’s employment agreement was amended as follows: (i) the term was extended by two years to December 31, 2015; (ii) it provides for two annual grants of $75,000 worth of restricted shares of common stock of the Company (A) the first such grant to be made on January 1, 2014, which grant shall vest in three annual equal installments as set forth on Exhibit B to the amendment, provided that "Adjusted" EPS (as defined in the employment agreement) for the 2014 fiscal year is equal to the greater of $1.05 or an amount that is 3% higher than the actual "Adjusted" EPS for the 2014 fiscal year; (B) the second grant to be made on January 1, 2015, which grant shall vest in two annual equal installments as set forth on Exhibit B to the amendment, provided that "Adjusted" EPS for the 2015 fiscal year is equal to the greater of $2.10 or an amount that is 3% higher than the actual "Adjusted" EPS for the 2015 fiscal year; and (iii) in each of 2014 and 2015 Mr. McGrath can earn an annual performance bonus of up to 125% of his then base salary based upon such financial (e.g., growth in EPS, return on equity, growth in the Common Stock price) and non-financial (e.g., organic growth, personnel development) factors determined annually by the Compensation Committee of the Board of Directors during the first quarter of the relevant calendar year for which the annual performance bonus criteria are being established; one-half of such bonus shall be paid in cash, and one-half in shares of restricted common stock, which shall vest in two equal annual installments, the first installment of which shall vest on the Annual Performance Bonus Award Date (as defined in the employment agreement) and thereafter on January 1 in each subsequent year until the final vesting date on January 1, 2017. On June 11, 2016, we extended Mr. McGrath’s employment agreement through December 31, 2017.

On September 29, 2016, we entered into a Fourth Amendment to the employment agreement between us and Mr. McGrath, dated March 4, 2010 (which was effective January 1, 2010) (the “Employment Agreement”). The terms of Mr. McGrath’s Employment Agreement were amended as follows: (i) extension of the term until December 31, 2020; (ii) modification of the performance and vesting standards for each Annual Restricted Stock Grant (“Annual Stock Grant”) provided for under Section 3(d) of the Employment Agreement, effective as of January 1, 2017, as follows: each Annual Stock Grant will be equal to $1 million, and 40% ($0.4 million) of each Annual Stock Grant will be subject to time vesting in four equal annual installments over four years, and 60% ($0.6 million) of each Annual Stock Grant will be subject to three year “cliff vesting” (i.e. vesting is based upon satisfaction of the performance measures at the close of the three year performance period), determined by the following performance measures: (A) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (B) net revenue growth as compared to our peer group (weighted 25%) and (C) growth in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as compared to our peer group (weighted 25%); and (iii) modification of the Annual Performance Bonus (“Annual Bonus”) provided for under Section 3(e) of the Employment Agreement, effective as of January 1, 2017, as follows: the Annual Bonus will be equal to up to 125% of Base Salary, and the actual amount will be determined by performance measures based upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year, and payable in cash (up to 100% of Base Salary) and shares of our common stock (any excess over 100% of Base Salary) with the shares of stock vesting over three years in equal quarterly installments.

Effective February 28, 2018, we entered into a Fifth Amendment to Mr. McGrath’s Employment Agreement, to provide that if a change of control occurs and within one year thereafter Mr. McGrath is terminated without “Cause” or quits with “Good Reason”, then he has the right to receive a payment equal to the greater of two times his then current base salary or the payments due for the remainder of the term of his Employment Agreement. The Fifth Amendment amended the definition of “Cause” to mean (i) Mr. McGrath’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense or other crime and either Mr. McGrath’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that Mr. McGrath has: (A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary); (B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, regulation or ordinance, or any material policy, rule, regulation or practice established by our Company or our Board of Directors; (C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or (D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with the Company; and that, in the case of any violation or failure referred to in clause (B), above, such violation is reasonably expected to have a significant detrimental effect on our Company (or any subsidiary). The Fifth Amendment provided for definition of the term “Good Reason” to mean i) any material reduction of Mr. McGrath’s base salary, (ii) relocation of Mr. McGrath’s principal place of employment by more than thirty miles, or (iii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of Mr. McGrath’s employment resulting from any action or failure to act by the Company.

Effective December 31, 2019 we amended Mr. McGrath’s employment agreement as follows: (i) to extend the term of the employment agreement for an additional year through December 31, 2021; (ii) a 2020 and 2021 performance bonus opportunity in a range between twenty-five percent (25%) and one hundred twenty-five percent (125%) of Base Salary, based upon the level of EBITDA achieved for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iii) modification of the McGrath Annual Stock Grant provided for under section 3(d) of his Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the McGrath Annual Stock Grant equal the lesser of (a) $1,000,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 0.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the 2002 Plan as of such date; and, provided, further, that we shall not be obligated to amend the 2002 Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the 2002 Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Employment Agreement, as amended by such amendment.

Effective April 1, 2018, we entered into an employment agreement with Brent T. Novak which provides that Mr. Novak will be our Executive Vice President and Chief Financial Officer at an annual salary of $505,000. Mr. Novak will also receive annual grants of $750,000 of restricted stock units (“RSUs”). The number of shares in each annual grant of RSUs will be determined by the closing price of our common stock on the last trading day prior to the day of each annual grant. Forty percent (40%), or $300,000 of each annual grant of RSUs, will be subject to three year “cliff vesting” (i.e., vesting is based upon performance at the close of the three year performance period), with vesting of each annual grant of RSUs determined by the following performance measures: (i) Total shareholder return as compared to the Russell 2000 Index (weighted 50%); (ii) Net revenue growth as compared to the Company’s peer group (weighted 25%), and (iii) EBITDA growth as compared to the Company’s peer group (weighted 25%). The remaining sixty percent (60%), or $450,000 of each annual grant of RSUs, will vest in three equal annual installments commencing on the first anniversary of the date of grant and on the second and third anniversaries thereafter. The employment agreement also contains provisions relating to benefits, change of control, and an annual performance-based bonus award equal to up to 125% of base salary for the 2018-2020 fiscal years. The annual performance bonus shall be determined by the same performance criteria as established by the Compensation Committee of the Board for the applicable fiscal year for the Company’s Chairman/CEO and its Chief Operating Officer each year pursuant to their respective employment agreements, and shall be payable in cash and Restricted Stock Units in the same proportions and calculated in the same manner as provided for the Company’s Chief Operating Officer under such officer’s employment agreement, or if no such employment agreement is in effect, then as provided for in the employment agreement with the Company’s Chairman/CEO, except that the portion payable in Restricted Stock would be payable to Mr. Novak in RSUs.

On October 17, 2019, we further amended Mr. Novak’s Amended Employment Agreement to provide for, among other things, the following: (i) payment of a special additional bonus pursuant to Section 2(d) of his Amended Employment Agreement; (ii) if a Sale Transaction is consummated, that will constitute Good Reason for Mr. Novak’s termination of the Amended Employment Agreement, entitling him to receive the severance benefits provided for under Section 4 of the Amended Employment Agreement upon a termination by him for Good Reason; (iii) if an agreement for a Sale Transaction is entered into and publicly announced but is not closed by January 31, 2020, that will constitute Good Reason for Mr. Novak’s termination of the Amended Employment Agreement, entitling him to receive the severance benefits provided for under Section 5 of the Amended Employment Agreement upon a termination by him for Good Reason; and (iv) upon a termination of Mr. Novak’s employment that is not described in Sections 4 or 5 of the Amended Employment Agreement, he will be entitled to receive twelve (12) months of health care coverage paid by the Company. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in Mr. Novak’s Amended Employment Agreement, as amended by Amendment Number Two.

On November 7, 2019, Brent T. Novak notified us of his decision to resign from his position as the Company’s Executive Vice President and Chief Financial Officer, effective December 6, 2019.

On October 21, 2011, we entered into an employment agreement with Joel M. Bennett, the Company’s former Executive Vice President and Chief Financial Officer, with a term ending on December 31, 2013. Pursuant to the new agreement, Mr. Bennett is entitled to an annual base salary of $420,000, to be increased annually by at least $15,000 over the prior year’s base salary, and will be eligible at the discretion of the Compensation Committee to receive bonuses or other compensation in the form of cash or equity-based awards upon the achievement of performance goals determined by the Board or the Compensation Committee. In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason,” in each case other than within two years following a “change in control” (each as defined in the agreement), Mr. Bennett would be entitled to receive, in addition to accrued benefits, cash severance equal to the amount of base salary payable for the remainder of his term and continuation of his medical, hospitalization and dental insurance through the remainder of his term. In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason” within two years following a “change of control,” Mr. Bennett would be entitled to receive, in addition to accrued benefits, severance equal to the higher of two times his annual base salary and his base salary payable for the remainder of his term.

On February 18, 2014, we entered into a Continuation and Extension of Term of Employment Agreement with respect to Mr. Bennett’s Employment Agreement dated October 21, 2011 such that it is deemed to have been renewed and continued from January 1, 2014 without interruption through December 31, 2015. On June 11, 2016, we extended Mr. Bennett’s employment agreement through December 31, 2017. On December 27, 2017, we entered into a letter agreement with Mr. Bennett (the “Letter Agreement”), which provided for his stepping down from his position as chief financial officer after completion of our annual report for the 2017 fiscal year or such earlier date that a successor has been named and transitioned to the office of Chief Financial Officer. The Letter Agreement provides, among other things, that Mr. Bennett will receive a severance payment in a maximum amount of up to 15 month’s salary, accelerated vesting of a portion of his restricted stock units and continued health care coverage for up to 12 months. The Letter Agreement also requires Mr. Bennett to comply with confidentiality, non-disparagement and cooperation obligations.

Effective November 20, 2019, we entered into a letter agreement with John L. Kimble (the “Kimble Employment Agreement”). The Kimble Employment Agreement provides that Mr. Kimble will be our Executive Vice President and Chief Financial Officer as an at-will employee at an annual salary of $500,000. Mr. Kimble will also receive a grant of $250,000 restricted stock units (“RSUs”) on the date hereof and annual grants of $250,000 of RSUs for the initial year and $500,000 annual grants of RSUs for every year thereafter. The number of shares in each annual grant of RSUs will be determined by the closing price of our common stock on the last trading day prior to the day of each annual grant. 60% ($150,000 for the first year and $300,000 thereafter) of each annual grant of RSUs will be subject to three year “cliff vesting” (i.e. vesting is based upon performance at the close of the three year performance period), with vesting of each annual grant of RSUs determined by the following performance measures: (i) Total shareholder return as compared to the Russell 2000 Index (weighted 50%); (ii) Net revenue growth as compared to the Company’s peer group (weighted 25%), and (iii) EBITDA growth as compared to the Company’s peer group (weighted 25%). 40% ($100,000 for the first year and $200,000 thereafter) of each annual grant of RSUs will vest in 3 equal annual installments commencing on the first anniversary of the date of grant and on the second and third anniversaries thereafter. The Kimble Employment Agreement also contains provisions relating to benefits, change of control, and an annual performance-based bonus award equal to up to 125% of base salary.

The foregoing is only a summary of the material terms of our employment agreements with the Named Executive Officers. For a complete description, copies of such agreements are annexed herein in their entirety as exhibits or are otherwise incorporated herein by reference.

On October 19, 2011, our Board of Directors approved the material terms of and adoption of our Company’s Change in Control Severance Plan (the “Severance Plan”), which applies to certain of our key employees. None of our named executive officers participate in the Severance Plan. The Severance Plan provides that if, within the two year period immediately following the “change in control” date (as defined in the Severance Plan), a participant has a qualifying termination of employment, the participant will be entitled to severance equal to a multiple of monthly base salary, which multiple is the greater of (i) the number of months remaining in the participant’s term of employment under his or her employment agreement and (ii) a number ranging between 12 and 18; accelerated vesting of all unvested equity awards; and continued health care coverage for the number of months equal to the multiple used to determine the severance payment. On February 26, 2020 our Board of Directors terminated the Severance Plan, but such termination would not be effective as to any employee who was a participant as of the termination date if a Change In Control were to occur prior to the twelve month period following the termination date.

Employee Benefits Plan

We sponsor for all of our U.S. employees a defined contribution plan under Section 401(k) of the Internal Revenue Code that provides that employees may defer a portion of their annual compensation subject to annual dollar limitations, and that we will make a matching contribution equal to 100% of each employee’s deferral, up to 5% of the employee’s annual compensation and further subject to federal limitations. We eliminated the match on March 31, 2019. Company matching contributions, which vested immediately, totaled $2.3 million, $2.4 million and $1.1 million for the years ended December 31, 2017, 2018 and 2019, respectively.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee (or other Board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

TO APPROVE A REVERSE STOCK SPLIT IN THE RATIO OF 1-FOR-10

(Proposal No. 2)

We are seeking stockholder approval for a proposal to adopt an amendment to our certificate of incorporation to permit us to effect the Reverse Stock Split of our issued and outstanding Common Stock in the ratio 1-for-10 (i.e. if you owned 1,000 shares prior to implementation of the Reverse Stock Split your holding will be reduced to 100 shares following implementation of the Reverse Stock Split), if the Board determines, in its sole discretion, that the Reverse Stock Split is in the best interests of the Company and its stockholders.

The form of the amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split is set forth on Appendix A hereto. Approval of the proposal would permit (but not require) the Board to effect the Reverse Stock Split by a ratio of 1-for-10, provided that the Board must determine to effect the Reverse Stock Split and such amendment must be filed with the Secretary of State of the State of Delaware no later than the first anniversary of this Annual Meeting. As explained below, inasmuch as the primary reason for implementing the Reverse Stock Split is to meet a listing requirement of Nasdaq, should the listing condition be met, waived or otherwise resolved without resorting to the Reverse Stock Split, the Board may determine not to implement the Reverse Stock Split. We believe that enabling the Board to determine if it should implement the Reverse Stock Split will provide us with the flexibility to maximize the anticipated benefits for our stockholders.

Regardless of the satisfaction of the Nasdaq listing requirement, the Board reserves the right to not effect a Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Upon implementation of the Reverse Stock Split as determined by the Board, every 10 shares of Common Stock will be combined into one share of Common Stock. The amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split will not change the authorized number of shares of Common Stock or preferred stock of the Company, or the par value of the Company’s Common Stock or preferred stock. Except for the shares issuable upon the conversion of our outstanding convertible notes or the exercise of outstanding awards under our equity compensation plans, we do not currently have any plans, proposals or arrangement to issue any of our authorized but unissued shares of Common Stock.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

On June 24, 2019, we received a letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying us that for the previous 30 consecutive business days the bid price of our Common Stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ Listing Rule 5450(a)(1) (the “Minimum Bid Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days, or until December 23, 2019, to regain compliance with the Minimum Bid Requirement. To regain compliance, the closing bid price of our Common Stock must have been at least $1.00 per share for a minimum of ten consecutive business days during this 180-day period. Inasmuch as we did not achieve compliance with the Minimum Bid Requirement during such period we received a further notice advising us that we would be delisted. We appealed the delisting determination to a Nasdaq hearing panel and the delisting was stayed pending the panel’s determination. At such hearing, we presented a plan to regain compliance, which plan included implementation of a reverse stock split if necessary, and Nasdaq granted our request for continued listing, subject to the requirement that we shall have demonstrated compliance with Nasdaq listing Rule 5450(a)(1) on or before June 23, 2020. The COVID-19 pandemic has prompted Nasdaq to allow an extended timeline to regain compliance, if necessary, which extends such date until September 7, 2020.

The Reverse Stock Split proposal is part of our plan to regain compliance with the Minimum Bid Requirement. If the price of our Common Stock remains below the threshold required by the Minimum Bid Requirement, and assuming stockholders have approved the Reverse Stock Split, we may implement the Reverse Stock Split so that we are in a position to maintain compliance with the Minimum Bid Requirement. If we are not able to regain compliance with the Minimum Bid Requirement in the applicable time period, our Common Stock will become subject to delisting from the NASDAQ Global Select Market.

In addition to addressing the Minimum Bid Requirement issue, we believe that the Reverse Stock Split, by increasing our stock price, will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Accordingly, we believe that the Reverse Stock Split could make our Common Stock a more attractive and cost effective investment for investors.

In addition to increasing the price of our Common Stock, we believe that a Reverse Stock Split will provide the Company and its stockholders with other benefits. Currently, the fees that we pay to list our shares on Nasdaq are based on the number of shares we have outstanding. Also, the fees that we pay for custody and clearing services, the fees that we pay to the Securities and Exchange Commission (“SEC”) to register securities for issuance and the costs of our proxy solicitations are all based on or related to the number of shares being held, cleared or registered, as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and taxes that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

Notwithstanding the decrease in the number of issued and outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the 1934 Securities and Exchange Act as promulgated by the SEC (the “Exchange Act”).

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our Common Stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding in connection with the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, market conditions and the market perception of our business, all of which are currently being negatively impacted by the COVID-19 pandemic. You should also keep in mind that the implementation of the Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder's proportional ownership in the Company (subject to the treatment of fractional shares). However, should the overall value of our Common Stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Further, the liquidity of our Common Stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in stock price as a result of the Reverse Stock Split is not sustained. For instance, the proposed Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If we implement the Reverse Stock Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our Common Stock may not improve.

While our Board of Directors has proposed the Reverse Stock Split to bring the average closing price of our Common Stock above $1.00 per share in order to meet the requirements of the Minimum Bid Requirement, there is no guarantee that the price of our Common Stock will not decrease in the future, or that our Common Stock will remain in compliance with the Nasdaq continued listing standards. Additionally, there can be no guarantee that the average closing price per share of our Common Stock will remain at or above $1.00 for 10 consecutive trading days, whether following the Reverse Stock Split or otherwise, which is required to cure our current Nasdaq continued listing standard deficiency.

Determination of the Timing of the Reverse Stock Split

If and when the Board chooses to implement the Reverse Stock Split, the determination will be based primarily on the price level of our Common Stock immediately prior to the Reverse Stock Split, the expected stability of the price level of our Common Stock going forward and our need to satisfy the Minimum Bid Requirement. We believe that granting the Board the authority to determine when to implement the Reverse Stock Split is essential because it provides the Board with the maximum flexibility to react to changing market conditions and to therefore act in the best interests of the Company and our stockholders. If the Board implements the Reverse Stock Split, the Company will make a public announcement regarding the determination to proceed.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by the Board, in its sole discretion, provided that in no event shall the filing of the certificate of amendment effecting the Reverse Stock Split occur after the first anniversary of this Annual Meeting.

Amendment Effective Time

The effective date of the Reverse Stock Split will be the date on which the certificate of amendment to our Amended and Restated Certificate of Incorporation to effect the amendment contemplated by this proposal is accepted and recorded by the Delaware Secretary of State (subject to any specific future time of effectiveness stated therein) in accordance with Section 103 of the Delaware General Corporation Law. The exact timing of the filing of the amendment will be determined by the Board based on its determination that such action will be in the best interests of the Company and its stockholders as described herein. Except as explained herein with respect to fractional shares, on the effective date of the amendment to effect the Reverse Stock Split, shares of our Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of our Common Stock in accordance with the reverse stock split ratio set forth in this proposal.

Reservation of Right to Abandon Reverse Stock Split

The Board reserves the right, notwithstanding stockholder approval of this Proposal No. 2 and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split, or, in the event that the amendment is not effective until a later time, such later time, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of our stockholders to proceed with the Reverse Stock Split. Such determination will be based upon factors the Board deems appropriate, including the Company’s then current stock price, the existing and expected marketability and liquidity of our Common Stock, prevailing market conditions, satisfaction of the Minimum Bid Requirement or determination by the Board to abandon the Nasdaq listing and the likely effect on the market price of our Common Stock. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware on or before the first anniversary of this Annual Meeting, the Board will be deemed to have abandoned the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

After the effective date of the Reverse Stock Split, each holder of our Common Stock will own 90% fewer shares of Common Stock and the total number of issued and outstanding shares of Common Stock will be similarly reduced.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that, as described herein under “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will have such fractional share rounded up to the next highest whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the Reverse Stock Split (subject to adjustment for treating fractional shares, but such adjustment is expected to be statistically insignificant).

The number of stockholders of record will not be affected by the Reverse Stock Split.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective time of the Reverse Stock Split, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Effect of the Reverse Stock Split on Holders of our Series A Preferred Stock

The Reverse Stock Split will not have any impact on the outstanding shares of Series A Senior Preferred Stock nor on any authorized but unissued shares of preferred stock.

Effect of the Reverse Stock Split on Holders of our Convertible Notes

The conversion rate for the Oasis notes will be decreased in proportion to the ratio of the Reverse Stock Split.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of our Common Stock under our amended certificate of incorporation. Because the number of issued Common Stock will decrease as a result of the Reverse Stock Split, the number of Common Stock available for issuance will increase. Currently, we are authorized to issue up to a total of 105,000,000 shares of capital stock, comprised of 100,000,000 Common Stock and 5,000,000 shares of preferred stock. Except for the shares issuable upon the exercise or conversion of outstanding awards under our equity compensation plans, issuance of equites as compensation and/or bonus, whether discretionary or as required by existing agreements, and conversion of our outstanding convertible notes, we do not currently have any plans, proposals or arrangement to issue any of our authorized but unissued shares of Common Stock.

By increasing the number of authorized but unissued shares of Common Stock available for issuance, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The Reverse Stock Split, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board is not aware of any attempt to take control of the Company, and the Board has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificate(s) (“Old Certificate(s)”) for shares held electronically in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of our Common Stock resulting from the Reverse Stock Split. This means that, instead of receiving a new stock certificate, stockholders holding certificated shares prior to the effective time of the Reverse Stock Split will receive a statement of holding indicating the number of shares held by them electronically in book-entry form after giving effect to the Reverse Stock Split. Stockholders of record upon the effective time of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our Transfer Agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective time of the Reverse Stock Split, our Transfer Agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for new shares held in book-entry form. Your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries. Accordingly, you must exchange your Old Certificate(s) in order to effect transfers or deliveries of your shares.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to our Transfer Agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents our Transfer Agent may specify, our Transfer Agent will have its records adjusted to reflect that the shares represented by such Old Certificate(s) are held in book-entry form in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of whole shares of our Common Stock resulting from the Reverse Stock Split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to new shares in book-entry form only after complying with the requirements that we and our Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any book-entry shares are to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Any stockholder who wants to continue holding certificated shares may request new certificate(s) from our Transfer Agent.

Stockholders who hold only uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by our Transfer Agent and, for beneficial owners, by their brokers or banks which hold in “street name” for their benefit, as the case may be to give effect to the Reverse Stock Split.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares of our Common Stock as a result of the Reverse Stock Split will be rounded up to the next highest whole number.

No Appraisal Rights

No action is proposed herein for which the laws of the State of Delaware or our Amended and Restated Certificate of Incorporation or Second Amended and Restated By-Laws provide a right to our stockholders to dissent and obtain appraisal of, or payment for, such stockholders' Common Stock.

Effect of the Reverse Stock Split on Equity Compensation Plans and Awards

All of our outstanding equity compensation plan awards have been issued pursuant to the 2002 Plan

Under the 2002 Plan, in connection with any Reverse Stock Split, the following adjustments will occur automatically, with the Compensation Committee to make all determinations, perform all acts, and exercise all powers and authority necessary or advisable to implement such adjustments: (i) the number of shares of Common Stock that may be acquired under any then outstanding 2002 Plan award will be decreased in proportion to the ratio of the Reverse Stock Split; and (ii) the price (including the exercise price) for each share of Common Stock subject to then outstanding 2002 Plan awards will be increased in proportion to the ratio of the Reverse Stock Split, without changing the aggregate purchase price or value as to which outstanding 2002 Plan awards remain exercisable or subject to restrictions, subject to any rounding as described below.

No fractional interest will be issued under the 2002 Plan on account of the Reverse Stock Split. In connection with the proportionate adjustments described in the preceding paragraph, the number of shares of Common Stock issuable upon exercise or conversion of outstanding 2002 Plan awards will be rounded up to the nearest whole share and the exercise prices will be rounded down to the nearest cent, and no cash or other payments will be made in respect of such rounding.

The Compensation Committee’s determination as to the implementation of the adjustments noted above will be final, binding, and conclusive. The Committee will promptly provide each 2002 Plan participant with a notice setting forth, in reasonable detail, the event requiring adjustments (i.e., the Reverse Stock Split), the amount of the adjustments, the method by which the adjustments were calculated, and the change in price and the number of shares of Common Stock subject to each 2002 Plan award after giving effect to the adjustments.

The maximum number of shares of Common Stock available under the 2002 Plan or in connection with 2002 Plan awards will not be impacted by implementation of the Reverse Stock Split.

Regulatory Effects

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the Company’s obligation to publicly file financial and other information with the SEC. If the Reverse Stock Split is implemented, the Common Stock will continue to trade on the NASDAQ under the symbol “JAKK” (although the NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Reverse Stock Split has occurred).

Interests of Certain Persons in the Proposal

Certain of the Company’s officers and directors have an interest in this proposal as a result of their ownership of shares of stock of the Company, as set forth in the section entitled “Beneficial Ownership of Securities” below. However, the Company does not believe that its officers or directors have interests in the Reverse Stock Split that are different from or greater than those of any other stockholder of the Company.

Accounting Matters

The amendment to our certificate of incorporation will not affect the par value of our Common Stock per share, which will remain $0.001 per share. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to Common Stock and the additional paid-in capital on our balance sheet will, in total, not change due to the Reverse Stock Split. However, the allocation between the stated capital attributable to Common Stock and the additional paid-in capital on our balance sheet will change because there will be fewer shares of Common Stock outstanding. The stated capital attributable to Common Stock will decrease, and in turn, the stated capital attributable to the additional paid-in capital will increase. Further, reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to U.S. Holders (as defined below) of our Common Stock. This discussion is based on the Tax Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder and affect the accuracy of this discussion.

We have not sought and will not seek any rulings from the IRS or an opinion from legal or tax counsel regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•an individual who is a citizen or resident of the United States;

•a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States person” (within the meaning of Section 7701(a)(30) of the Tax Code) or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion is limited to U.S. Holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Tax Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder, including the impact of the alternative minimum tax or the Medicare contribution surtax on net investment income. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including banks and other financial institutions, tax-exempt organizations, partnerships, S corporations, and other pass-through entities (and investors in such pass-through entities), insurance companies, controlled foreign corporations, passive foreign investment companies, real estate investment trusts, regulated investment companies, mutual funds, dealers, brokers, or traders in securities, commodities, or currencies, traders in securities that elect a mark-to-market method of accounting, holders subject to the alternative minimum tax, holders who acquired Common Stock pursuant to the exercise of employee stock options, through a qualified retirement plan, or otherwise as compensation, holders that actually or constructively own more than 5% of our outstanding stock, holders that hold Common Stock as part of a straddle, hedge, constructive sale, conversion, or integrated transaction for U.S. federal income tax purposes, holders that are not U.S. Holders, and U.S. Holders that have a functional currency other than the U.S. dollar.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner level. Accordingly, partnerships (and other entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Common Stock and the partners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax, or state, local and non-U.S. tax law consequences of the proposed Reverse Stock Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split.

ALL HOLDERS OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The proposed Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Tax Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the shares of Common Stock held immediately after the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of Common Stock held immediately before the Reverse Stock Split (reduced by the amount of such basis that is allocated to any fractional share of our Common Stock). The U.S. Holder’s holding period in the shares of Common Stock held immediately after the Reverse Stock Split should include the holding period in the shares of Common Stock held immediately before the Reverse Stock Split. U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period among shares of Common Stock which were acquired by a shareholder on different dates and at different prices. U.S. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among such shares.

For illustrative purposes only, the following table shows the approximate effect on our Common Stock of a 1-for-10 reverse stock split, as of May 1, 2020, based upon 35,548,049 shares outstanding on such date:

10:1
Number of issued and outstanding shares prior to Reverse Stock Split	35,548,049
Number of authorized but unissued shares prior to Reverse Stock Split	64,451,951
Number of issued and outstanding shares following Reverse Stock Split	3,554,805
Number of authorized but unissued shares following Reverse Stock Split	96,445,195
Number of issued and outstanding shares prior to Reverse Stock Split – fully diluted	74,118,761
Number of issued and outstanding shares following Reverse Stock Split - fully diluted	7,411,876

(i) Subject to adjustment for fractional shares in connection with the Reverse Stock Split.

(ii) Fully diluted includes shares of Common Stock reserved for issuance (i) upon the settlement of currently outstanding restricted stock units and (ii) upon the conversion of our outstanding Series A Senior Preferred Stock.

Vote Required

Approval of this proposal requires the affirmative vote, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. Abstentions, failing to vote, and “broker non-votes” will have the same effect as voting “AGAINST” the adoption of this proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the Reverse Stock Split.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 3)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of BDO USA, LLP as our principal independent auditors for the fiscal year ending December 31, 2020. BDO USA, LLP has been our independent auditors since June 2006.

If the appointment of BDO USA, LLP is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

Before our principal accountant is engaged by us to render audit or non-audit services, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee.

The following are the fees of BDO USA, LLP, our principal accountant, for the two years ended December 31, 2019, for services rendered in connection with the audit for those respective years (all of which have been pre-approved by the Audit Committee):

	2018	2019
Audit Fees	$1,384,406	$1,402,320
Audit Related Fees	32,718	37,500
	$1,417,124	$1,439,820

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. These fees primarily relate to statutory audit requirements and audits of employee benefit plans.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a filing.

Management is responsible for our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management's conduct of the financial reporting process and our system of internal control over financial reporting.

The Audit Committee has reviewed and discussed with both management and our independent registered public accounting firm all annual financial statements prior to their issuance. In connection with these reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Public Company Accounting Oversight Board (“PCAOB”) auditing standard AS 1301 Communications with Audit Committee, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm matters relating to such firm's independence, including a review of audit and non-audit fees and the written disclosures and letter from BDO USA, LLP to the Audit Committee as required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to our Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the period ended December 31, 2019 for filing with the SEC.

Members of the Audit Committee

Alexander Shoghi (Chair), Matthew Winkler, Carole Levine

ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION

(Proposal No. 4)

Our stockholders are being provided the opportunity to cast a non-binding, advisory vote (commonly known as "say on pay") on the compensation of the executive officers named in the "Summary Compensation Table" above (collectively, the "named executive officers"). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement, through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders advise that they approve the compensation of the Company's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with shareholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance. Please see the “Compensation Discussion and Analysis” and the compensation tables and related narrative discussion relating to compensation paid to our named executive officers.

STOCKHOLDERS PROPOSALS FOR 2021 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2021 at our principal executive offices on or before January 16, 2021. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before March 14, 2021. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, California 90405, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Reports on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and financial statement schedules. Anyone requesting such documents shall submit the request in writing to: JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, CA 90405, Attn.: John L. Kimble, Chief Financial Officer.

By Order of the Board of Directors,
Stephen G. Berman,
Secretary
May __, 2020

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL

VIRTUALLY ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO

ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE ONLINE OR BY TELEPHONE.

STOCKHOLDERS WHO ATTEND THE VIRTUAL ANNUAL MEETING MAY VOTE THEIR

SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

The Amended and Restated Certificate of Incorporation is hereby amended as follows:

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JAKKS PACIFIC, INC.

Under Section 242 of the Delaware General Corporation Law

JAKKS Pacific, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended by adding the following paragraph at the end of Article Fourth:

Upon the filing (the time of such filing, the “Effective Time”) pursuant to the Delaware General Corporation Law and this amendment to the Corporation’s Amended and Restated Certificate of Incorporation, each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or obliged to be issued shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number (after aggregating all fractional shares to be received by a holder). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this ____ day of _________, 202_.

/s/ STEPHEN G. BERMAN
Stephen G. Berman
Chief Executive Officer & President

6

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. In order to attend, you must pre-register at www.viewproxy.com/JAKKS/2020 During The Meeting - Go to www.viewproxy.com/JAKKS/2020/vm You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. JAKKS PACIFIC, INC. 2951 28TH STREET SANTA MONICA, CA 90405 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D16517-Z77381 For All Against All For All Except JAKKS PACIFIC, INC. To vote against any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.   The Board of Directors recommends you vote FOR the following:     1. Election of Directors Nominees: Class II Class I 01) Stephen G. Berman 02) Zhao Xiaoqiang 03) Carole Levine 04) Joshua Cascade 05) Alexander Shoghi For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To approve and authorize our Board of Directors to implement a reverse split of our outstanding Common Stock, at its discretion, in a ratio of 1-for-10. 3. Approval of appointment of the firm of BDO USA, LLP as the Company's auditors.   4. Advisory approval of the Company's executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D16518-Z77381 JAKKS PACIFIC, INC. Annual Meeting of Stockholders June 12, 2020 8:00 AM PDT This Proxy is Solicited by the Board of Directors Proxy for Annual Meeting of Stockholders to be held June 12, 2020 JAKKS Pacific, Inc. Know all men by these presents, that the undersigned hereby constitutes and appoints Stephen G. Berman and John J. McGrath and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of common stock of JAKKS Pacific, Inc.,standing in the name of the undersigned at the close of business on April 22, 2020, at the Annual Meeting of Stockholders of the Company to be held on June 12, 2020, held virtually at www.viewproxy.com/JAKKS/2020/vmat 8:00 AM, PDT, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side. This proxy is solicited by the Board of Directors of the Company Continued and to be signed on reverse side